Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

dated as of

January 29, 2021

between

SPARTAN ENERGY HOLDCO, LLC,

AS ACQUIRER,

TETRA TECHNOLOGIES, INC.,

AND,

solely for the purposes of Section 5.12,

SPARTAN ENERGY PARTNERS LP,

relating to the purchase and sale

of

100% of the Membership Interests of CSI Compressco GP LLC

(the General Partner of CSI Compressco LP),

and

Common Units in CSI Compressco LP

i

ii

Exhibits:

A.	General Partner Equity Interests Assignment and Assumption Agreement

B.	Form of Transition Services Agreement

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of January 29, 2021 (the “Execution Date”), is made and entered into by and between Spartan Energy Holdco, LLC, a Delaware limited liability company (“Acquirer”), TETRA Technologies, Inc., a Delaware corporation (“Parent”), and, solely for the purposes set forth in Section 5.12, Spartan Energy Partners LP, a Delaware limited partnership (“Acquirer Guarantor”).

W I T N E S S E T H :

WHEREAS, Parent owns, directly or indirectly, all of the issued and outstanding common stock of TETRA International Incorporated, a Delaware corporation (“Holdco”), and all of the issued and outstanding membership interests in Compressco Field Services, L.L.C., an Oklahoma limited liability company (“Field Services”);

WHEREAS, Field Services directly owns all of the issued and outstanding membership interests (the “General Partner Equity Interests”) of CSI Compressco GP LLC (the “General Partner”), a Delaware limited liability company;

WHEREAS, the General Partner directly owns (i) the general partner interest in CSI Compressco LP (the “MLP”), a Delaware limited partnership, representing an approximate 1.4% economic interest in the MLP (the “GP Interest”), (ii) 7,463,257 MLP Common Units (as defined below), (iii) all of the membership interests (the “GP Sub Interests”) in CSI Compressco Investment LLC (“GP Sub”), a Delaware limited liability company, and (iv) all of the outstanding incentive distribution rights issued by the MLP (the “IDRs”);

WHEREAS, GP Sub directly owns 3,489,221 MLP Common Units; and

WHEREAS, Parent desires to sell all of the General Partner Equity Interests (collectively, the “Subject Interests”) to Acquirer for the Consideration (as defined below), and Acquirer desires to accept the Subject Interests in exchange for the payment of such Consideration.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.01    Definitions.

(a)    As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“2022 Notes” means the MLP’s issued and outstanding 7.25% Senior Unsecured Notes due 2022.

“Accounting Arbitrator” has the meaning given to it in Section 2.04(c).

“Acquirer” has the meaning given to it in the Preamble.

“Acquirer 401(k) Plan” has the meaning given to it in Section 5.10(f).

“Acquirer Benefit Plans” has the meaning given to it in Section 5.10(c).

“Acquirer Entity” means Acquirer and each of Acquirer’s Subsidiaries.

“Acquirer Flex Plans” has the meaning given to it in Section 5.10(f).

“Acquirer Fundamental Representations” means Section 4.01 and Section 4.02.

“Acquirer Guarantor” has the meaning given to it in the Preamble.

“Acquirer Indemnified Parties” has the meaning given to it in Section 6.02(a).

“Acquirer Material Adverse Effect” means any change, fact, event, circumstance, development, condition or occurrence, individually or in the aggregate, with all other changes, facts, events, circumstances, developments, conditions and occurrences, that has had or would reasonably be expected to have a material adverse effect on the ability of Acquirer to perform its obligations under or arising out of this Agreement or the other Transaction Documents and to consummate the transactions contemplated hereby and thereby.

“Adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization, and before certain charges, including impairments, bad debt expense attributable to bankruptcy of customers, equity compensation, write-off of unamortized financing costs, and excluding severance and other non-recurring or unusual expenses or charges (including, for the avoidance of doubt, any fees and expenses incurred in connection with refinancing the 2022 Notes). An illustrative example of the calculation of Adjusted EBITDA is included on Schedule 1.2.

“Adjusted EBITDA Statement” has the meaning given to it in Section 2.04(b).

“Affiliate” means, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person; provided, however, that, following the Closing, none of the Compressco Entities shall be considered an Affiliate of Parent. For purposes of this definition, “control” when used with respect to any Person means the power to direct, or cause the direction of, the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled by” and “under common control” have correlative meanings.

“Agreement” has the meaning given to it in the Preamble.

“Allocation” has the meaning given to it in Section 2.06.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign, federal, state, local, municipal or other law, constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.

“Bankruptcy and Equity Exceptions” has the meaning given to it in Section 3.02(a).

“Base Consideration” has the meaning given to it in Section 2.02(a).

“Benefit Plan” means each written “employee benefit plan” within the meaning of Section 3(3) of ERISA and any written employment, deferred compensation, change in control, severance, termination, loan, employee benefit, retention, bonus, pension, profit sharing, savings, retirement, welfare, incentive compensation, equity-based compensation, equity purchase, equity appreciation, vacation, paid time off, sick leave or other similar agreement, plan, policy, understanding or arrangement providing compensation or benefits to any employee or other service provider.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, or Houston, Texas, are authorized or required by Applicable Law to close.

“Calculation Period” has the meaning given to it in Section 2.04(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Certificate of Conversion” means a Certificate of Conversion from a Delaware Corporation to a Delaware Limited Liability Company.

“Charter Documents” means, when used with respect to an entity, the documents governing the formation, operation and governance of such entity, including (a) in the instance of a corporation, the articles or certificate of incorporation and bylaws of such corporation, (b) in the instance of a limited partnership, the certificate of formation and the limited partnership agreement, and (c) in the instance of a limited liability company, the certificate of formation and limited liability company agreement, in each case including any amendments thereto.

“Claim Notice” has the meaning given to it in Section 6.03(a).

“Closing” has the meaning given to it in Section 2.03.

“Closing Date” means the date of the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Compressco Employees” has the meaning given to it in Section 3.19(a).

“Compressco Entities” means the General Partner, GP Sub, and the MLP Entities.

“Compressco Inc” means Compressco, Inc., a Delaware corporation.

“Compressco Sub” means CSI Compressco Sub Inc., a Delaware corporation.

“Confidentiality Agreement” means that certain confidentiality agreement between Parent and Spartan, dated as of July 9, 2019.

“Consideration” has the meaning given to it in Section 2.04(a).

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal income Tax Returns and any similar group under U.S. state or local law or non-U.S. law.

“Contingent Consideration” has the meaning given to it in Section 2.04(a).

“Contingent Payment Conditions” has the meaning given to it in Section 2.04(a).

“Continuing Employees” means the Transferred Employees and each employee of any Compressco Entity on the Closing Date.

“Contracts” means, with respect to any Person, any of the agreements, contracts, subcontracts, leases or subleases (whether for real or personal property), notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, security agreements, letters of credit, settlement agreements, franchise agreements, undertakings, right of way agreement, employment agreements, license agreements or similar instruments, arrangements, understandings, undertakings, commitments or obligations to which such Person or its Subsidiaries is a party, whether oral or written.

“COVID-19” means the novel coronavirus COVID-19 and related pandemic, including any evolution thereof.

“Deductible Amount” has the meaning given to it in Section 6.04(b).

“Deferred Consideration” has the meaning given to it in Section 2.02(b).

“Disclosure Schedules” means the disclosure schedules dated the Execution Date regarding this Agreement that have been provided by Parent to Acquirer and by Acquirer to Parent, as applicable, prior to the execution and delivery of this Agreement.

“Environmental Law” means any Applicable Law pertaining to pollution or protection of the environment, natural resources, or human health and safety matters (solely to the extent relating to the handling of, or exposure to, Hazardous Materials), or Hazardous Materials.

“Environmental Permit” means any Permit issued under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Execution Date” has the meaning given to it in the Preamble.

“Expedited Tax Return” has the meaning given to it in Section 5.09(a).

“FCPA” has the meaning given to it in Section 3.15(d).

“Field Services” has the meaning given to it in the Preamble.

“Financial Statements” has the meaning given to it in Section 3.10.

“Fundamental Representations” means the Acquirer Fundamental Representations and the Parent Fundamental Representations.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner” has the meaning given to it in Recitals.

“General Partner Equity Interests” has the meaning given to it in the Recitals.

“General Partner Equity Interests Assignment and Assumption Agreement” means the Assignment and Assumption Agreement between Field Services and Acquirer in the form attached hereto as Exhibit A.

“General Partner Securities” has the meaning given to it in Section 3.05(b).

“Good Industry Practice” means any of the practices, methods, standards, procedures and acts engaged in or approved by a significant portion of the oil and gas compression services and equipment industry during the relevant time period, or any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision is made, would reasonably have been expected to accomplish the desired result in a manner consistent with good business practices, Applicable Law (including Environmental Law), reliability and safety. “Good Industry Practice” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather is intended to include practices, methods or acts that meet the foregoing qualifications.

“Governmental Authority” means any transnational, domestic or foreign federal, state, tribal, regional or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“GP Contracts” has the meaning given to it in Section 3.13(b).

“GP Entities” means the General Partner and GP Sub.

“GP Interest” has the meaning given to it in the Recitals.

“GP Organizational Documents” means the organizational documents in effect immediately prior to the conversion of the General Partner to a Delaware limited liability company.

“GP Sub” has the meaning given to it in the Recitals.

“GP Sub Interests” has the meaning given to it in the Recitals.

“Group Benefit Plans” means the MLP Benefit Plans and the Parent Benefit Plans.

“Hazardous Material” means (a) any petroleum products, byproducts, or fractions thereof, radon gas, asbestos or asbestos-containing materials, radioactive materials, toxic mold, urea formaldehyde, per- or polyfluoroalkyl substances, polychlorinated biphenyls and chlorofluorocarbons and (b) any chemical, material, substance or waste that is limited or regulated by, or for which liability or standards of conduct may be imposed under, any Environmental Law, including any material, substance or waste that is defined as a “hazardous material,” “hazardous substance,” “hazardous waste,” “toxic substance,” “toxic waste,” “pollutant” or “contaminant” or words of similar import under any Environmental Law.

“Hire Date” has the meaning given to it in Section 5.10(a).

“Holdco” has the meaning given to it in the Recitals.

“IDRs” has the meaning given to it in the Recitals.

“Indemnified Party” has the meaning given to it in Section 6.03(a).

“Indemnifying Party” has the meaning given to it in Section 6.03(a).

“Indemnitee” or “Indemnitees” has the meaning given to it in Section 5.03(b).

“Intellectual Property Right” means any and all proprietary and intellectual property rights, under the law of any jurisdiction, both statutory and common law rights, including: (i) utility models, supplementary protection certificates, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues of the foregoing; (ii) trademarks, service marks, trade names, slogans, domain names, logos, and trade dress (including all goodwill associated with the foregoing), and registrations and applications for registrations of the foregoing; (iii) copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (iv) Trade Secrets and Confidential Information.

“Internal Controls” has the meaning given to it in Section 3.09(e).

“Involuntary Termination” means any termination of a Continuing Employee’s employment with Acquirer or its Affiliate (including any of the Compressco Entities following the Closing) which (i) does not result from a resignation by such Continuing Employee (other than a resignation pursuant to the following clause (ii)) or (ii) results from a resignation by such Continuing Employee on or before the date which is 75 days after the date upon which such Continuing Employee becomes aware of a (a) reduction in such Continuing Employee’s base compensation, or (b) change in the location of such Continuing Employee’s principal place of employment by more than 50 miles from the location where such Continuing Employee was principally employed immediately prior to such Continuing Employee’s Hire Date, or (c) material diminution in such Continuing Employee’s authorities, duties, or responsibilities; provided, that the condition described in clause (a), (b) or (c) above arose without such Continuing Employee’s written consent and such employee gave Acquirer written notice of his or her intent to resign as a result of such condition and such condition remained uncured for a period of 15 days.

Notwithstanding the foregoing, the term “Involuntary Termination” shall not include a termination as a result of (A) death or disability, as determined under the long-term disability plan in which such Continuing Employee participates (or, if the Continuing Employee does not participate in any long-term disability plan, as determined under the long-term disability plan maintained for similarly situated employees, as if the Continuing Employee participated in such plan), or (B) such Continuing Employee’s (x) willful misconduct in the performance of his or her duties, or repeated failure to perform his or her duties or to comply with the lawful directives of his or her supervisor, and Acquirer gave such employee written notice and such misconduct or failure by the employee remained uncured for a period of 15 days following the date such written notice was provided to such employee by Acquirer, (y) indictment for a crime that enriches any Person at the expense of Acquirer or any of its Affiliates or of any felony or crime involving moral turpitude, or (z) embezzlement or other misappropriation of funds or assets of Acquirer or any of its Affiliates.

“IRS” has the meaning given to it in Section 3.19(h).

“knowledge of Acquirer” means the actual knowledge (as opposed to any constructive or imputed knowledge), after reasonable inquiry, of the individuals listed on Schedule 1.1-K.

“knowledge of Parent” means the actual knowledge (as opposed to any constructive or imputed knowledge), after reasonable inquiry, of the individuals listed on Schedule 1.1-L.

“Lease” has the meaning given to it in Section 3.17(b).

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, claim, security interest, encumbrance, purchase rights, preemptive rights, right of first offer, right of first refusal or similar right in respect of such property or asset.

“Losses” means all losses, damages, obligations, claims, debts, liabilities, suits, causes of action, assessments, deficiencies, fines, penalties, judgments, settlements, awards, costs and expenses, in each case, including all costs and expenses of defending, responding to, settling or otherwise resolving any Proceeding or Order such as but not limited to reasonable fees and expenses of counsel, accountants and other experts, and court or arbitration fees.

“LTIP” means the CSI Compressco LP Second Amended and Restated 2011 Long Term Incentive Plan.

“Material Contract” means any contract, arrangement, commitment or understanding that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) and/or that has been filed (or incorporated by reference) as an exhibit to an MLP Current SEC Document to which any of the Compressco Entities is a party.

“Measurement Period” has the meaning given to it in Section 2.04(a).

“MLP” has the meaning given to it in the Recitals.

“MLP Balance Sheet” means the audited consolidated balance sheet of the MLP as of December 31, 2019.

“MLP Balance Sheet Date” means December 31, 2019.

“MLP Benefit Plan” means any Benefit Plan which is exclusively sponsored, maintained, contributed to or required to be contributed to by any of the Compressco Entities.

“MLP Common Units” means common units representing limited partner interests in the MLP.

“MLP Credit Agreement” means that certain Loan and Security Agreement, dated as of June 29, 2018, by and among the MLP, Compressco Sub, CSI Compressco Operating LLC, as borrowers, certain subsidiaries the borrowers named as guarantors therein, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent, collateral agent, letter of credit issuer and swing line issue, as amended as of the date hereof.

“MLP Current SEC Document” means, with respect to the MLP, (i) its Annual Report on Form 10-K for year ended December 31, 2019, (ii) each Quarterly Report on Form 10-Q filed with the SEC subsequent to such Form 10-K, and (iii) any Current Report on Form 8-K filed on or after January 1, 2020, in each case, including any amendments to any of such filings, but excluding any forward-looking disclosures set forth in any section or part of any such MLP Current SEC Document entitled “Risk Factors” or containing a description or explanation of “Forward-Looking Statements”.

“MLP Entity” means the MLP and each of the MLP Subsidiaries.

“MLP Intellectual Property Rights” means all of the Intellectual Property Rights owned by the Compressco Entities.

“MLP Material Adverse Effect” means any occurrence, condition, change, fact, circumstance, development, event or effect that materially adversely affects (i) the business, properties, condition (financial or otherwise) or results of operations of the Compressco Entities, taken as a whole; provided, however, in no event shall any of the following constitute an MLP Material Adverse Effect: any occurrence, condition, change, fact, circumstance, development, event or effect resulting from (a) any change in economic conditions generally or in the industry in which the Compressco Entities operate, including any change in markets for commodities or supplies used in connection with the business of the Compressco Entities; (b) any change in general regulatory, social or political conditions, including any acts of war, sabotage or terrorist activities; (c) any change in the financial, banking, credit, securities or capital markets (including any suspension of trading in, or limitation on prices for, securities on any stock exchange or any changes in interest rates) or any change in the general national or regional economic or financial conditions; (d) any change or prospective change in Applicable Law (including Environmental Law) or GAAP or interpretations or the enforcement thereof applicable to the Compressco Entities; (e) any effects of weather, geological or meteorological events or other natural disaster; (f) strikes, work stoppages or other labor disturbances; (g) any change resulting or arising from the taking of, or the failure to take, any action by any of the Compressco Entities required or otherwise expressly contemplated by this Agreement; (h) the announcement of the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Compressco Entities with employees, labor unions, customers, suppliers or partners, and including any changes due to Acquirer’s credit rating or any lawsuit, action or other Proceeding with respect to the transactions contemplated hereby; (i) any casualty or condemnation event; (j) any epidemic or pandemic, including COVID-19; or (k) any failure, in and of itself, by any of the Compressco Entities to meet internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, except in the case of clauses (a) through (d) to the extent disproportionately affecting the Compressco Entities as compared with other Persons in the same industry and then only such disproportionate impact shall be considered, or (ii) the ability of Parent to perform its obligations under or arising out of this Agreement or the other Transaction Documents and to consummate the transactions contemplated hereby and thereby.

“MLP Partnership Agreement” means Second Amended and Restated Agreement of Limited Partnership of CSI Compressco LP, dated as of August 8, 2016, as amended by Amendment No. 1, dated November 5, 2018, as further amended by Amendment No. 2 dated December 24, 2018.

“MLP Policies” has the meaning given to it in Section 3.21.

“MLP Representations” means the representations and warranties insofar as they relate solely to an MLP Entity.

“MLP SEC Documents” has the meaning given to it in Section 3.09(a).

“MLP Subsidiary” means each direct and indirect Subsidiary of the MLP listed on Schedule 1.1-M of the Disclosure Schedules.

“MLP Subsidiary Securities” has the meaning given to it in Section 3.07(e).

“NASDAQ” has the meaning given to it in Section 3.09(f).

“Non-Acquired Affiliate” means any Affiliate of Parent other than the Compressco Entities.

“Non-Recourse Party” has the meaning given to it in Section 7.16.

“Notice of Dispute” has the meaning given to it in Section 2.04(c).

“Objection Period” has the meaning given to it in Section 2.04(c).

“Omnibus Agreement” means that certain Omnibus Agreement, dated June 20, 2011, by and among the MLP, Parent and the General Partner.

“Order” means any judgment, order, decision, writ, injunction, decree, stipulation, award or ruling of any Governmental Authority, or arbitration award.

“Parent” has the meaning given to it in the Preamble.

“Parent 401(k) Plan” has the meaning given to it in Section 5.10(f).

“Parent Benefit Plan” means any Benefit Plan maintained, sponsored, contributed to or required to be contributed to by Parent or any of its Affiliates that provides compensation or benefits to any Compressco Employee or Parent Business Employee that is not a MLP Benefit Plan.

“Parent Business Employees” has the meaning given to it in Section 3.19(a).

“Parent Consolidated Return” means any Tax Return of any Consolidated Group of which each of (a) a GP Entity and (b) Parent or an Affiliate of Parent (other than a GP Entity), is or was a member on or prior to the Closing Date.

“Parent Flex Plans” has the meaning given to it in Section 5.10(f).

“Parent Fundamental Representations” means Section 3.01, Section 3.02, Section 3.05(c), Section 3.06 and Section 3.07(b).

“Parent Indemnified Parties” has the meaning given to it in Section 6.02(b).

“Parent Marks” has the meaning given to it in Section 5.06(a).

“Parent Marks Termination Date” has the meaning given to it in Section 5.06(a).

“Parent Plan Liabilities” has the meaning given to it in Section 5.10(a).

“Parent Policies” has the meaning given to it in Section 3.21.

“Parent Taxes” means any and all Taxes (a) of Parent or of any Non-Acquired Affiliate for any Tax period, including any Taxes for which any GP Entity is liable under Treasury Regulation Section 1.1502-6(a) (or any similar provision of U.S. state, local or other Law) as a result of having been a member of a Parent Consolidated Group prior to Closing, or (b) imposed on a GP Entity or for which a GP Entity may be liable for any Pre-Closing Period and for the portion of any Straddle Period ending on and including the Closing Date (as determined in accordance with Section 5.09(c)); provided that “Parent Taxes” shall not include any Transfer Taxes.

“Permits” has the meaning given to it in Section 3.15(c).

“Permitted Liens” means, with respect to any Person: (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves in accordance with GAAP have been established by such Person; (ii) statutory Liens of lessors; (iii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, materialmen, construction or similar Liens arising in the ordinary course of business or by operation of Applicable Law and that secure obligations that are not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves in accordance with GAAP have been established by such Person; (iv) easements, rights of way, restrictions, and other similar Liens, which do not materially impair the value or materially affect the continued use of the property for the purposes for which the property is currently being used by such Person or its Subsidiaries; (v) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (vi) Liens existing or expressly permitted pursuant to the MLP Credit Agreement; (vii) Liens disclosed on the MLP Balance Sheet or securing liabilities reflected on the MLP Balance Sheet; and (viii) Liens incurred in the ordinary course of business since the MLP Balance Sheet Date, provided that such Liens are not, individually or in the aggregate, material to the ownership, operation or use of the properties and assets of the MLP Entities taken as a whole.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Policies” has the meaning given to it in Section 3.21.

“Pre-Closing Period” means any Tax period ending on or before the Closing Date.

“Pre-Closing Tax Returns” has the meaning given to it in Section 5.09(a).

“Proceeding” means any action, claim, suit, arbitration, investigation, audit, proceeding or litigation of any nature (civil, criminal or administrative) at law or in equity by or before a Governmental Authority.

“Qualifying Offer” has the meaning given to it in Section 5.10(a).

“Refinanced” shall mean any completed financing or loan transaction, issuance of debt, equity or hybrid securities, exchange offer, tender offer or other similar transaction, in each case in one or a series of transactions, regardless of the form or structure thereof, which results in the repayment or refinancing of or an extension of the maturity of the 2022 Notes.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, or migrating into or through the environment or within or upon any building, structure, facility or fixture.

“Representatives” means, in respect of any Person, such Person’s officers, directors, employees, consultants, agents, advisors, and controlled Affiliates.

“Restricted Party” has the meaning given to it in Section 3.16(e).

“Retained Policies” means the Policies set forth on Schedule 1.1-R of the Disclosure Schedules.

“Retained Policy Costs” has the meaning given to it in Section 5.01(a).

“Sarbanes-Oxley Act” has the meaning given to it in Section 3.09(e).

“Seller” means Field Services.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair market value of the assets of such Person is greater than the total amount of liabilities

(including contingent liabilities) of such Person, (ii) the present fair salable value of the assets of such Person is greater than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature and (iv) such Person does not have unreasonably small capital.

“Spartan” means Spartan Energy Partners LP, a Delaware limited partnership.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subject Interests” has the meaning given to it in the Recitals.

“Subject MLP Common Units” means the 10,952,478 MLP Common Units held directly by the General Partner and GP Sub, collectively.

“Subsidiary” means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or managers or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Supporting Documentation” has the meaning given to it in Section 2.04(b).

“Taxes” means any federal, state, local or foreign income, gross receipts, ad valorem, sales, use, employment, social security, license, payroll, disability, occupation, unemployment, property, severance, profits, value added, goods and services, documentary, registration, stamp duty, transfer, conveyance, capital stock, estimated, excise, customs duties, withholding or other taxes of any kind whatsoever imposed by or on behalf of any Taxing Authority, including any interest, penalty or addition thereto, whether disputed or not.

“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition or collection of any Tax.

“Tax Proceeding” has the meaning given to it in Section 5.09(d).

“Tax Refund” has the meaning given to it in Section 5.09(f).

“Tax Return” means any declaration, report, statement, form, return, claim for refund or other document or information filed or required to be supplied to a Taxing Authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning given to it in Section 6.03(a).

“Trade Control Laws” means all applicable statutory and regulatory requirements of the United States and other jurisdictions related to export controls, economic sanctions, trade embargoes, boycotts, imports of goods, and payment of custom duties.

“Trade Secrets and Confidential Information” means trade secrets and rights in confidential information, including confidential technical or non-technical data, information or know how, customer information, lists of actual or potential customers or suppliers, financial data, financial plans, product plans, formulas, patterns, processes, techniques, methods, compilations, programs (including computer software and related source code) and or other information similar to any of the foregoing, whether or not patentable.

“Transaction Agreements” means this Agreement, the General Partner Equity Interests Assignment and Assumption Agreement and the Transition Services Agreement.

“Transaction Documents” means the Transaction Agreements and each certificate and other document required to be delivered at the Closing pursuant to the terms of this Agreement.

“Transferred Employees” has the meaning given to it in Section 5.10(a).

“Transfer Taxes” means any transfer, sales, use, excise, gross receipts, goods and services, value added, real property transfer or gain, filing, recording, purchase, documentary, stamp, conveyance, registration, or other similar Taxes, duties, fees or charges incurred in connection with this Agreement and the transactions contemplated thereby.

“Transition Services Agreement” means the Transition Services Agreement between the MLP and Parent, in the form attached hereto as Exhibit B.

“Transition Services Period” means the period during which the Transition Services Agreement is in place.

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, that clarify, interpret and apply the provisions of the Code, and that are designated as “Treasury Regulations” by the United States Department of the Treasury.

“TTM Adjusted EBITDA” has the meaning given to it in Section 2.04(a).

“Union Agreements” means any collective bargaining or similar agreement covering any Compressco Employee or Parent Business Employee.

“WARN Obligation” has the meaning given to it in Section 5.10(h).

Section 1.02    Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Disclosure Schedules are to Articles, Sections, Exhibits and Disclosure Schedules of this Agreement unless otherwise specified. All Exhibits and Disclosure Schedules hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Disclosure Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or

“including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided, however, that with respect to any agreement or contract listed on any Disclosure Schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate Schedule. References to any Person include the successors and permitted assigns of that Person to the extent the context so requires. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

Sale of the Subject Interests

Section 2.01    Subject Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, Parent agrees to sell, transfer and assign (or cause its applicable Affiliates to sell, transfer and assign) the Subject Interests to Acquirer, and Acquirer agrees to acquire and accept the Subject Interests from Parent.

Section 2.02    Consideration. Subject to Section 2.04, the aggregate consideration to be paid by Acquirer for the Subject Interests shall consist of:

(a)    $13,404,854.10 in cash in immediately available funds, which shall be paid on the Closing Date (the “Base Consideration”); and

(b)    $547,623.90 in cash, without interest, in immediately available funds, which shall be paid on the six month anniversary of the Closing Date (the “Deferred Consideration”).

Section 2.03    Closing. The closing (the “Closing”) of the transactions provided for in Section 2.01 shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin St., Suite 2500, Houston, Texas 77002, on the Execution Date. At the Closing:

(a)    Acquirer shall deliver to Parent:

(i)    the Base Consideration in immediately available funds by wire transfer to an account designated by Parent by written notice to Acquirer prior to the Closing Date;

(ii)    the General Partner Equity Interests Assignment and Assumption Agreement, duly executed by Acquirer or its designated Affiliate; and

(iii)    the Transition Services Agreement, duly executed by Acquirer.

(b)    Parent and its Affiliates, as applicable, shall deliver or cause to be delivered to Acquirer:

(i)    the General Partner Equity Interests Assignment and Assumption Agreement, duly executed by Field Services;

(ii)    the Transition Services Agreement, duly executed by Parent;

(iii)    a certification of non-foreign status for and duly executed by Field Services (or, if such Person is classified as an entity disregarded as separate from another Person, then by such other Person), dated as of the Closing Date, in accordance with Sections 1445(b)(2) and 1446(f) of the Code, certifying that such Person is not a “foreign person” for such purposes;

(iv)    a copy of the IRS Form 8832 filed to convert GP Sub from an association taxable as a corporation to a disregarded entity;

(v)    a copy of the Certificate of Conversion filed with the Secretary of State of the State of Delaware to convert the General Partner from CSI Compressco GP Inc. to CSI Compressco GP LLC;

(vi)    a Form W-9, Request for Taxpayer Identification Number and Certification, for and duly executed by Field Services (or, if such Person is classified as an entity disregarded as separate from another Person, then by such other Person); and

(vii)    the resignation of the directors and officers set forth on Schedule 2.03(b)(vii) from each Compressco Entity.

Section 2.04    Contingent Consideration.

(a)    If (i) the 2022 Notes are Refinanced and (ii) as of the last day of any month beginning with the month ending December 31, 2021 and ending on December 31, 2022 (the “Measurement Period”), the MLP has achieved a trailing twelve month Adjusted EBITDA (“TTM Adjusted EBITDA”) that is greater than or equal to $107.0 million (clauses (i) and (ii), the “Contingent Payment Conditions”), then Acquirer shall pay Parent $3,129,279.43 in the manner set forth in Section 2.04(d) (the “Contingent Consideration” and, together with the Base Consideration and the Deferred Consideration, the “Consideration”) in (x) cash in immediately available funds, (y) MLP Common Units or (z) a combination of cash and MLP Common Units. The form of Contingent Consideration to be delivered by Acquirer shall be determined by Acquirer in its sole discretion; provided, however, that the prior written consent of Parent (which may be withheld in its sole discretion) shall be required for an election to pay the Contingent Consideration in a combination of cash and MLP Common Units; provided further, that if Acquirer elects to fund all or a portion of the Contingent Consideration in MLP Common Units, such MLP Common Units shall be valued at a per unit price equal to the volume weighted daily average price of MLP Common Units, as reported on NASDAQ (or any applicable successor exchange), for the 20 trading days ending one trading day prior to the date on which Acquirer provides notice to Parent, in accordance with Section 2.04(d), of Acquirer’s intent to pay all or a portion of such Contingent Consideration in MLP Common Units (the “Calculation Period”).

(b)    Within 30 calendar days of the end of each calendar month during the Measurement Period, Acquirer shall deliver to Parent a statement (the “Adjusted EBITDA Statement”) setting forth the MLP’s TTM Adjusted EBITDA as of the end of such month, together with reasonable supporting documentation thereof. Acquirer agrees that it shall prepare each Adjusted EBITDA Statement in accordance with the illustrative calculation included on Schedule 1.2 using the same methodologies, practices, policies and judgments as were used in the MLP’s Financial Statements, except as otherwise provided in this Agreement, including Schedule 1.2. Following delivery of the Adjusted EBITDA Statement, Acquirer will cause the Compressco Entities to provide Parent the reasonable opportunity during normal business hours to examine any supporting schedules, analyses, workpapers and other underlying records or documentation that are in the Compressco Entities’ possession or control (collectively, the “Supporting Documentation”) as are reasonably necessary and appropriate for Parent to confirm or object to the calculation of the applicable TTM Adjusted EBITDA included in such Adjusted EBITDA Statement. Parent agrees to hold in confidence and not disclose to any Person the Adjusted EBITDA Statement and Supporting Documentation. The Adjusted EBITDA Statements and Supporting Documentation made available to Parent shall be used by Parent and/or its Representatives solely for the purpose of reviewing the calculations pursuant to this Section 2.04 and not for any other purpose.

(c)    Parent shall be deemed to have accepted the determinations set forth in each Adjusted EBITDA Statement, and each Adjusted EBITDA Statement shall be final and binding on the parties, unless Parent delivers to Acquirer not later than 30 calendar days after receipt of such Adjusted EBITDA Statement (the “Objection Period”) a written notice (a “Notice of Dispute”) listing in reasonable detail those items included in the determination of Adjusted EBITDA for the applicable Measurement Period to which Parent takes exception and any proposed adjustment. If Parent and Acquirer are unable, within 30 calendar days after receipt by Acquirer of the Notice of Dispute, to determine the disputed exceptions, such disputed exceptions will be referred to BDO USA, LLP (or, if they are unable or unwilling to serve, another nationally recognized accounting firm not affiliated with Parent or Acquirer that is mutually selected by Parent and Acquirer) (as applicable, BDO USA, LLP or the firm selected by Parent and Acquirer is referred to as the “Accounting Arbitrator”). All matters not covered by the Notice of Dispute and those matters Acquirer and Parent resolve by written agreement following receipt of the Notice of Dispute shall be deemed to be final, binding and conclusive. The determination by the Accounting Arbitrator shall be final, binding and conclusive on Parent and Acquirer. Acquirer and Parent each shall provide their assertions regarding the remaining disputes in writing to the Accounting Arbitrator and to each other on the date or dates ordered by the Accounting Arbitrator. The Accounting Arbitrator’s determination shall be based solely on Section 2.04 and the definition of Adjusted EBITDA contained in this Agreement, including Schedule 1.2. Further, the Accounting Arbitrator’s determination shall not be based on any independent investigation. The fees, costs and expenses of the Accounting Arbitrator acting under this Section shall be borne one half by Acquirer and one half by Parent; provided that if the Accounting Arbitrator determines, and states in its report, that one party’s position is completely correct, then such party shall pay none of the fees, costs and expenses of the Accounting Arbitrator and the other party shall pay all such fees, costs and expenses. The Accounting Arbitrator shall be instructed to render its determination as soon as reasonably possible (which the parties agree should not be later than sixty (60) calendar days following the day on which the disagreement is referred to the Accounting Arbitrator). Failure of the Accounting Arbitrator to adhere to this time limit shall not be a basis for challenging the Accounting Arbitrator’s determination. The Accounting Arbitrator shall conduct its determination activities in a manner wherein all materials submitted to it are held in confidence and shall not be disclosed to third parties. The parties agree that the Accounting Arbitrator’s determination shall be enforceable under the Federal Arbitration Act, Title 9 United States Code, and that judgment may be entered upon the determination of the Accounting Arbitrator in any court having jurisdiction over the party against which such determination is to be enforced.

(d)    If the Contingent Payment Conditions have either been satisfied or, in the sole discretion of Acquirer, waived, on or before the 26 month anniversary of the Closing Date, Acquirer shall pay Parent the Contingent Consideration on the 26 month Anniversary of the Closing Date or such earlier date as determined in Acquirer’s sole discretion (i) by wire transfer of immediately available funds to such bank account as is specified in writing by Parent to Acquirer, if Acquirer elects to settle the Contingent Consideration in cash or (ii) by transferring MLP Common Units held, directly or indirectly, by Acquirer to Parent, if Acquirer elects to settle the Contingent Consideration in MLP Common Units. If Acquirer pays Parent the Contingent Consideration, in whole or in part, by transferring MLP Common Units, Acquirer shall notify Parent in writing of the date of payment of the Contingent Consideration, which notice shall be irrevocable with respect to the type of Contingent Consideration and shall set forth the Calculation Period and the number of MLP Common Units to be transferred to Parent as Contingent Consideration; provided that such payment shall be paid within five (5) Business Days after the date notice is delivered to Parent. If the Acquirer pays Parent the Contingent Consideration, in whole or in part, by transferring MLP Common Units, the Acquirer shall deliver to Parent a certification of non-foreign status for and duly executed by the Acquirer (or, if such Person is classified as an entity disregarded as separate from another Person, then by such other Person), dated as of the date of payment of the Contingent Consideration, in accordance with Sections 1445(b)(2) and 1446(f) of the Code, certifying that such Person is not a “foreign person” for such purposes.

(e)    Acquirer acknowledges and agrees that the possibility of Parent receiving the Contingent Consideration comprises a material inducement for Parent to enter into this Agreement. The Parties acknowledge and agree that from and after the Closing, and except as expressly provided to the contrary in this Agreement, (i) Acquirer has the right to operate the Compressco Entities in any way Acquirer deems appropriate in its sole discretion, (ii) the Contingent Consideration is speculative and is subject to numerous factors outside the control of Acquirer, (iii) there is no assurance that Parent will receive the Contingent Consideration and Acquirer has not promised, guaranteed or projected that Parent will receive Contingent Consideration and (iv) Acquirer has no obligation to operate the Compressco Entities (or any components of its business) in order to achieve the Contingent Payment Conditions. Notwithstanding anything in the immediately preceding sentence to the contrary, until the expiration of the Measurement Period without Parent’s consent (which may be withheld in its sole discretion), (i) Acquirer shall use commercially reasonable efforts to cause the Compressco Entities to operate in accordance with Good Industry Practice, (ii) Acquirer shall cause the Compressco Entities to maintain adequate records in a manner that will allow for the calculation of the TTM Adjusted EBITDA and (iii) neither Acquirer nor any of its Affiliates (including the Compressco Entities) will take any actions, or omit to take any actions, for the primary purpose of, or that would, without a good faith business reason unrelated to the results described in the following clauses, reasonably be expected to result in, (A) thwarting or inhibiting the achievement of the Contingent Payment Conditions in any material respect or (B) otherwise frustrating or avoiding Acquirer’s obligations under this Agreement with respect to the Contingent Consideration in any material respect. The Parties agree and acknowledge that Acquirer owes no fiduciary duty or other express or implied duty to Parent in connection with the Contingent Consideration other than as set forth herein and intend for the express provisions of this Agreement to govern their contractual relationship with respect to the Contingent Consideration.

(f)    In the event that, prior to the end of the Measurement Period, (i) Acquirer, Spartan or any of their Affiliates effects a sale (directly or indirectly) of all or substantially all of the assets of the Compressco Entities to a third party, or (ii) Acquirer, Spartan or the Compressco Entities effects a merger or consolidation or other transaction involving Acquirer, Spartan or the Compressco Entities (other than a conversion of any of the Compressco Entities from a limited partnership, corporation, limited liability company or other form of entity to a limited partnership, corporation, limited liability company or other form of entity, so long as (a) immediately following such conversion, Spartan and its Affiliates beneficially own, in the aggregate, an economic interest in such converted entity equal to or greater than the economic interest beneficially owned by Spartan and its Affiliates, in the aggregate, in the MLP immediately prior to such conversion and (b) such converted entity expressly assumes all of the obligations under this Agreement with respect to the Contingent Consideration), in each case which results in the General Partner being controlled, directly or indirectly, by a third party that does not control the General Partner as of immediately following the Closing (a “Triggering Transaction”), then, in each such case, (A) Acquirer shall provide Parent with written notice of such Triggering Transaction, (B) the Contingent Payment Conditions shall be deemed to have been satisfied and (C) within ten days after the consummation of such Triggering Transaction, Acquirer shall pay to Parent the Contingent Consideration in cash in immediately available funds; provided that in lieu of clauses (B) and (C), Acquirer may, at its option, cause the third party acquirer or successor in such Triggering Transaction to expressly assume all of the obligations under this Agreement with respect to the Contingent Consideration; provided, further, that if the Triggering Transaction results in Spartan no longer being affiliated with the Compressco Entities, then Spartan must guarantee the payment of the Contingent Consideration in form acceptable to Parent.

(g)    In the event that, prior to the end of the Measurement Period, Acquirer, Spartan or any of their Affiliates effect a sale or transfer, directly or indirectly, of assets of the Compressco Entities representing more than 5% of the Compressco Entities’ (i) total assets as of the end of the most recently completed fiscal quarter or (ii) Adjusted EBITDA for the twelve months ended as of the end of the most recently completed quarter, then the Parties shall cooperate in good faith to adjust the amount in clause (ii) of the definition of Contingent Payment Conditions based on the remaining assets and operations of the Compressco Entities after taking into account such disposition.

(h)    In the event that, prior to the end of the Measurement Period, the Compressco Entities consummate the acquisition, directly or indirectly, of assets representing more than 5% of the Compressco Entities’ (i) total assets as of the end of the most recently completed fiscal quarter or (ii) Adjusted EBITDA for the twelve months ended as of the end of the most recently completed quarter, from any Person, including Acquirer, Spartan or their Affiliates, then the Parties shall cooperate in good faith to adjust the amount in clause (ii) of the definition of Contingent Payment Conditions based on the consolidated assets and operations of the Compressco Entities after taking into account such acquisition; provided, that in no event shall the acquisition of assets currently held directly or indirectly by Spartan result in any adjustment to the amount in clause (ii) of the definition of Contingent Payment Conditions, nor shall any assets or operations of Spartan at the time of Closing be included in the calculation of TTM Adjusted EBITDA.

(i)    In the event that Acquirer, Spartan or their Affiliates transfers, integrates or otherwise consolidates their assets or operations to or into the Compressco Entities, Acquirer and Spartan shall cause the Compressco Entities to maintain all accounting, financial and other information necessary for the preparation of the Adjusted EBITDA Statement and Supporting Documentation and the review thereof by Parent in accordance with Section 2.04(b), including separate records relating to the assets and operations of the Compressco Entities immediately prior to such transfer, integration or consolidation and separate records relating to the assets so transferred, integrated or consolidated to or into the Compressco Entities.

(j)    All payments made pursuant to this Section 2.04 shall be treated as adjustments to the purchase price paid for the Subject Interests for all Tax purposes and shall be treated as such by Acquirer and Parent on their Tax Returns to the extent permitted by Law.

Section 2.05    Withholding. Acquirer shall be entitled to deduct and withhold from the Consideration otherwise payable pursuant to this Agreement to Parent such amounts as Acquirer reasonably determines that it is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment, provided that the Acquirer shall use commercially reasonable efforts to notify Parent of its determination at least 5 days prior to making such withholding and the Parties shall use commercially reasonable efforts to minimize to the extent permissible under Applicable Law the amount of any such deduction or withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.06    Allocation. The Base Consideration and the Deferred Consideration (and any other items constituting consideration for U.S. federal income tax purposes) shall be allocated among the MLP Common Units, the GP Interest, the IDRs, and any other assets held by the General Partner and the GP Sub in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) and as set forth on Schedule 2.06 (the “Allocation”). Parent and Acquirer shall use commercially reasonable efforts to update the Allocation in a manner consistent with Section 1060 of the Code and Schedule 2.06 following the payment of any Contingent Consideration or any other adjustment to the Consideration pursuant to this Agreement. Parent and Acquirer shall, and shall cause their Affiliates to, report consistently with the Allocation in all Tax Returns, and neither Parent nor Acquirer shall take any position in any Tax Return that is inconsistent with the Allocation, as adjusted, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code.

ARTICLE 3

Representations and Warranties of Parent

Except as set forth in the Disclosure Schedules and, in the case of the MLP Representations, as set forth in any MLP Current SEC Document (but (i) without giving effect to any amendment thereof filed with, or furnished to, the SEC on or after the date of this Agreement and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” or other statements that are similarly predictive or forward-looking in nature, which shall not be deemed to be an exception to or disclosure for purposes of, any MLP Representation set forth in this Article 3), Parent represents and warrants to Acquirer as of the Execution Date that:

Section 3.01    Corporate Existence and Power.

(a)    Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect.

(b)    Seller is a legal entity duly organized or incorporated, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation and has all requisite corporate power, limited liability company power or limited partnership power, as applicable, and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect.

(c)    Each of the Compressco Entities is a legal entity duly organized or incorporated, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation and has all requisite corporate power, limited liability company power or limited partnership power, as applicable, and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect.

Section 3.02    Corporate Authorization. The execution, delivery and performance by Parent of this Agreement and by Parent and Seller of the other Transaction Documents to which they or any of their Affiliates are a party and the consummation of the transactions contemplated hereby and thereby (a) are within Parent’s, Seller’s and such Affiliate’s corporate (or other) powers and have been duly authorized by all necessary corporate (or other) action on the part of Parent, Seller and/or such Affiliate, as applicable, and (b) require no corporate (or other) action on by any Person. Each Transaction Document to which Parent, Seller and/or any of their Affiliates is a party has been duly executed and delivered by Parent, Seller and/or such Affiliates, as applicable. Each Transaction Document to which Parent, Seller and/or any of their Affiliates is a party constitutes a valid and binding agreement of Parent, Seller and/or such Affiliates, as applicable, enforceable against Parent, Seller and/or such Affiliates in accordance with the terms of the applicable agreement, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws relating to or affecting creditor’s rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a Proceeding in equity or at law) (clauses (i) and (ii) collectively, the “Bankruptcy and Equity Exceptions”).

Section 3.03    Governmental Authorization. The execution, delivery and performance (a) by Parent of this Agreement and the consummation by Parent and Seller of the transactions contemplated hereby and (b) by Parent, Seller and/or their Affiliates of the other Transaction Documents to which Parent, Seller and/or any of their Affiliates is a party and the consummation of the transactions contemplated thereby, in each case, require no consent or approval of, action by or in respect of, or filing with, by Parent, Seller and/or any of their Affiliates, any Governmental Authority other than (i) compliance with any applicable requirements of the 1934 Act and (ii) such consents, approvals, actions or filings that have been obtained or made or that would in the ordinary course be made or obtained after the Closing or, which if not obtained or made, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents or to materially impair Parent’s, Seller’s or their Affiliates’ ability to perform their respective obligations under the Transaction Documents to which any of them is a party.

Section 3.04    Noncontravention. (a) The execution, delivery and performance (i) by Parent of this Agreement and the consummation by Parent and Seller of the transactions contemplated hereby and (ii) by Parent, Seller and/or their Affiliates of the other Transaction Documents and the consummation of the transactions contemplated thereby, in each case, do not and will not (A) violate the certificate of incorporation or bylaws or equivalent organizational or constituent documents of Parent, Seller or any of such Affiliates, (B) assuming compliance with the matters referred to in Section 3.03, violate or conflict with any Applicable Law, (C) except as set forth on Schedule 3.04(a)(ii)(C) of the Disclosure Schedules, require any consent or other action by any Person under, constitute a default under, result in a violation of or conflict with, or give rise to any right of termination, cancellation, modification, or acceleration of any right or obligation of Parent, Seller, any such Affiliate or the General Partner or to a loss of any benefit to which Parent, Seller, any of such Affiliates or the General Partner is entitled under any provision of any agreement or other instrument binding upon Parent, Seller, any of such Affiliates or the General Partner, or (D) result in the creation or imposition of any Lien on any asset of the General Partner, except in the case of each of clauses (B) and (C), as would not have, individually or in the aggregate, an MLP Material Adverse Effect.

(b)    The execution, delivery and performance (i) by Parent of this Agreement and the consummation by Parent and Seller of the transactions contemplated hereby and (ii) by Parent, Seller and/or their Affiliates of the other Transaction Documents and the consummation of the transactions contemplated thereby, in each case, do not and will not (A) violate the certificate of incorporation or bylaws or equivalent organizational or constituent documents of any Compressco Entity, (B) assuming compliance with the matters referred to in Section 3.03, violate or conflict with any Applicable Law, (C) except as set forth on Schedule 3.04(b)(ii)(C) require any consent or other action by any Person under, constitute a default under, result in a violation of or conflict with, or give rise to any right of termination, cancellation, modification, or acceleration of any right or obligation of any Compressco Entity or to a loss of any benefit to which any Compressco Entity is entitled under any provision of any agreement or other instrument binding upon any Compressco Entity or (D) result in the creation or imposition of any Lien on any asset of any Compressco Entity, except in the case of each of clauses (B), (C) and (D), as would not have, individually or in the aggregate, an MLP Material Adverse Effect.

Section 3.05    Capitalization of the General Partner; Ownership of GP Interest and IDRs.

(a)    All of the General Partner Equity Interests have been duly authorized and validly issued in accordance with the GP Organizational Documents and are fully paid and non-assessable and were not issued in violation of any pre-emptive rights, right of first refusal, right of first offer or similar rights of any Person. The General Partner Equity Interests were issued pursuant to a valid exemption from registration under the 1933 Act and in accordance with Applicable Law.

(b)    Except as set forth in Section 3.05(a) there are no authorized, issued or outstanding (i) equity interests or voting securities of the General Partner, (ii) securities of the General Partner convertible into or exchangeable for equity interests or voting securities of the General Partner or (iii) options or other rights to acquire, or other obligation of the General Partner to issue, any equity interests, voting securities or securities convertible into or exchangeable for equity interests or voting securities of the General Partner (the items in clauses (i), (ii) and (iii) above being referred to collectively as the “General Partner Securities”). There are no outstanding obligations of the General Partner or any of its Subsidiaries to repurchase, redeem, register or otherwise acquire any General Partner Securities or that give any Person the right to receive any economic benefit or right derived from the economic benefits and rights accruing to equity holders of the equity interests of the General Partner. There are no outstanding bonds, indentures, notes or other indebtedness having the right to vote on any matters that the equity holders of the General Partner may vote upon.

(c)    The General Partner owns all of the GP Interest, 100% of the issued and outstanding IDRs and the GP Sub Interests, in each case, free and clear of any Liens (other than Permitted Liens). Other than such GP Interest, there are no authorized, issued or outstanding (i) general partner interests in the MLP, (ii) securities convertible into or exchangeable for general partner interests in the MLP or (iii) options or other rights to acquire general partner interests in the MLP. The GP Interest and the IDRs have been duly authorized and validly issued in accordance with the MLP Partnership Agreement and were not issued in violation of any pre-emptive rights, right of first refusal, right of first offer or similar rights of any Person. The GP Sub Interests have been duly authorized and validly issued in accordance with the Charter Documents of GP Sub and were not issued in violation of any pre-emptive rights, right of first refusal, right of first offer or similar rights of any Person. Other than such GP Interest, the MLP Common Units described in Section 3.07, the IDRs and the GP Sub Interest, the General Partner does not own any stock or equity ownership (whether controlling or not) in a corporation, association, partnership, limited liability company, joint venture or other entity.

Section 3.06    Ownership of General Partner Equity Interests. Field Services is the sole member of the General Partner and is the record and beneficial owner of all of the General Partner Equity Interests, free and clear of any Liens (other than Permitted Liens). Field Services has the power, authority and legal capacity to sell, transfer, assign and deliver the General Partner Equity Interests as provided in this Agreement and will transfer and deliver to Acquirer at the Closing good and valid title to the General Partner Equity Interests free and clear of any Liens (other than Permitted Liens).

Section 3.07    Capitalization of the MLP; Subject MLP Common Units; Subsidiaries.

(a)    The outstanding partnership interests of the MLP consist of 47,352,291 MLP Common Units, the GP Interest and the IDRs. Except as disclosed in the MLP SEC Documents, there are no authorized, issued or outstanding (i) partnership interests convertible into or exchangeable for MLP Common Units or other equity interests or securities of the MLP or (ii) options or other rights to acquire, or other obligation of the MLP to issue, any MLP Common Units or other equity interests or other securities of the MLP, other than 1,017,737 outstanding phantom units pursuant to the LTIP.

(b)    The General Partner is the record owner of 7,463,257 MLP Common Units, free and clear of any Liens (other than Permitted Liens) and GP Sub is the record holder of 3,489,221 MLP Common Units, free and clear of any Liens (other than Permitted Liens).

(c)    All of the Subject MLP Common Units have been duly authorized and validly issued in accordance with the MLP Partnership Agreement and are fully paid (to the extent required under the MLP Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-607 or 17-804 of the Delaware Revised Uniform Limited Partnership Act) and were not issued in violation of any pre-emptive rights, right of first refusal, right of first offer or similar rights of any Person.

(d)    All of the outstanding capital stock, limited liability company interests or partnership interests, as the case may be, of each MLP Subsidiary is owned by the MLP, directly or indirectly, free and clear of any Liens (other than Permitted Liens). The outstanding capital stock, limited liability company interests or partnership interests, as the case may be, of such MLP Subsidiaries have been duly authorized and validly issued in accordance with the organizational documents of each such MLP Subsidiary and are fully paid (to the extent required under such organizational documents) and non-assessable (except as such non-assessability may be affected by the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act). Other than the MLP Subsidiaries, the MLP does not directly or indirectly own any stock or equity ownership (whether controlling or not) in a corporation, association, partnership, limited liability company, joint venture or other entity.

(e)    There are no authorized, issued or outstanding (i) securities of any MLP Entity convertible into or exchangeable for shares of capital stock, limited liability company interests, partnership interests or voting securities of any MLP Subsidiary or (ii) options or other rights to acquire, or other obligations of any MLP Entity to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any MLP Subsidiary (the items in clauses (i) and (ii) above being referred to collectively as the “MLP Subsidiary Securities”). There are no outstanding obligations of any MLP Entity to repurchase, redeem or otherwise acquire any outstanding MLP Subsidiary Securities or that give any Person the right to receive any economic benefit or right derived from the economic benefits and rights accruing to equity holders of the MLP Subsidiary Securities.

(f)    There are no voting trusts, proxies or other agreements or understandings to which Parent, Seller or any of their Affiliates is bound with respect to the voting of the General Partner Equity Interests or the Subject MLP Common Units.

Section 3.08    Business of the General Partner. The General Partner has never engaged in or conducted any business or other activities other than acting as the general partner of the MLP and owning the GP Interest, the IDRs and MLP Common Units. The General Partner has never incurred any indebtedness, liability or obligations, absolute or contingent, except in connection with its performance as general partner of the MLP.

Section 3.09    SEC Filings and Sarbanes-Oxley Act Compliance. (a) The MLP has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the MLP pursuant to the 1934 Act since January 1, 2020 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “MLP SEC Documents”). As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the MLP SEC Documents. To the knowledge of Parent, none of the MLP SEC Documents are the subject of ongoing SEC review or investigation.

(b)    Each MLP SEC Document, as of their respective effective dates (in the case of MLP SEC Documents that are registration statements filed pursuant to the requirements of the 1933 Act) and as of their respective SEC filing dates (in the case of all other MLP SEC Documents) (and, in each case, as of the date of any amendment thereto), complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c)    As of its filing date (or, if amended or superseded by a filing prior to the Execution Date, on the date of such filing), each MLP SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)    Each MLP SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became, or is deemed to have become, effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)    The MLP is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the certifications provided since January 1, 2020 pursuant to Sections 302 and 906 thereof were accurate when made. The MLP Entities have (i) established and maintain “internal controls over financial reporting” (as such term is defined in Rule 13a-15 under the 1934 Act) sufficient to comply with all legal and accounting requirements applicable to the MLP and (ii) designed and maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15 under the 1934 Act) (“Internal Controls”) to ensure that the material information required to be disclosed by the MLP in reports it files or furnishes under the 1934 Act is accumulated and communicated to management of the MLP by others as appropriate to allow timely decisions regarding required disclosure in accordance with the requirements of the 1934 Act. The MLP has disclosed, based on its most recent evaluation prior to the Execution Date, to the MLP’s auditors, the audit committee of the board of directors of the General Partner and to Acquirer (i) all significant deficiencies and material weaknesses in the design or operation of its Internal Controls which are reasonably likely to adversely affect the MLP’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the MLP’s Internal Controls.

(f)    Since January 1, 2020, the MLP has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ Global Market (the “NASDAQ”). All of the outstanding MLP Common Units, including the Subject MLP Common Units, have been approved for listing on NASDAQ.

Section 3.10    Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the MLP included or incorporated by reference in the MLP SEC Documents (the “Financial Statements”) fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the MLP Entities as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements). The Financial Statements have been derived from and accurately reflect the books and records of the MLP.

Section 3.11    Absence of Certain Changes. Since the MLP Balance Sheet Date, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect. None of the Compressco Entities has received any written notice from any Governmental Authority requesting or requiring any Compressco Entity to take, or refrain from taking, any action in connection with COVID-19 except for publicly announced notices and orders of general applicability.

Section 3.12    No Undisclosed Material Liabilities. There are no liabilities of any of the Compressco Entities of any kind (whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable or otherwise), other than:

(a)    in the case of any MLP Entity, liabilities disclosed, reflected, reserved against or otherwise provided for in the MLP Balance Sheet or disclosed in the notes thereto;

(b)    liabilities which, if known, would not be required under GAAP to be shown on the MLP Balance Sheet or disclosed in the notes thereto;

(c)    liabilities disclosed on Schedule 3.12(c) of the Disclosure Schedules;

(d)    liabilities incurred in the ordinary course of business since the MLP Balance Sheet Date; or

(e)    in the case of any MLP Entity, other undisclosed liabilities which, individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect.

Section 3.13    Material Contracts. (a) Except as a result of the expiration or termination of any Material Contract in accordance with its terms and except as would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect, (i) each of the Material Contracts is a valid and binding agreement of each MLP Entity party thereto and is in full force and effect, (ii) no MLP Entity, nor to the knowledge of Parent any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach of, or default under, the provisions of such Material Contract, and (iii) no MLP Entity has received notice that it has breached, violated or defaulted under any Material Contract and, to the knowledge of Parent, no party to any Material Contract has threatened or intends to cancel, terminate or modify any Material Contract.

(b)    Except as set forth on Schedule 3.13(b) of the Disclosure Schedules, the General Partner is not a party to or bound by any contract except (i) the MLP Partnership Agreement and (ii) the Omnibus Agreement (collectively, the “GP Contracts”). As of the Execution Date, each of the GP Contracts is a valid and binding agreement of the General Partner and is in full force and effect. Except for breaches, violations or defaults which would not, individually or in the aggregate, reasonably be expected to be material to the General Partner, neither the General Partner, nor, to the knowledge of Parent, any other party to a GP Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach of, or default under, the provisions of such GP Contract. The General Partner has not received notice that it has breached, violated or defaulted under any GP Contract and, to the knowledge of Parent, no other party to any GP Contract has threatened or intends to cancel, terminate or modify any GP Contract.

Section 3.14    Litigation. Except as disclosed in the MLP SEC Documents and as set forth on Schedule 3.14 of the Disclosure Schedules, there is no Proceeding pending against or, to the knowledge of Parent, threatened in writing against the General Partner or GP Sub (other than in the General Partner’s capacity as the general partner of the MLP) before any arbitrator or any Governmental Authority, in each case that are material to the General Partner or GP Sub taken as a whole. Except as disclosed in the MLP SEC Documents, there is no Proceeding pending against or, to the knowledge of Parent, threatened against or affecting, Parent, Seller or any MLP Entity, or any of their respective properties before any arbitrator or any Governmental Authority that has had or is reasonably expected to have an MLP Material Adverse Effect, would affect Parent or Seller’s ability to timely consummate the transactions contemplated in accordance with this Agreement or adversely affect in any material respect the ability of Acquirer to operate the business of each MLP Entity immediately following the Closing in substantially the same manner as operated prior to Closing. None of the Compressco Entities, nor any material property or asset of any Compressco Entity is subject to any Order from any Governmental Authority that has or is reasonably expected to have an MLP Material Adverse Effect. Notwithstanding the foregoing, this Section 3.14 does not address environmental matters, which are exclusively addressed by Section 3.22, matters relating to Taxes, which are exclusively addressed by Section 3.24, and matters relating to employment and labor or Benefit Plans, which are exclusively addressed by Section 3.19.

Section 3.15    Compliance with Laws and Court Orders; Permits.

(a)    Each Compressco Entity is, and since January 1, 2017, has been, in compliance with Applicable Law, except as set forth on Schedule 3.15(a) of the Disclosure Schedules and for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect. To the knowledge of Parent, there are no material unsatisfied judgments, penalties or awards against any of the Compressco Entities or their respective properties.

(b)    None of the Compressco Entities have received written notice since January 1, 2017 of any material violation of any Applicable Law related to any Compressco Entity. To the knowledge of Parent, except as set forth on Schedule 3.15(b), none of the Compressco Entities is under investigation by any Governmental Authority for potential non-compliance with any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a MLP Material Adverse Effect.

(c)    The Compressco Entities are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders (the “Permits”) necessary to own, lease and operate their assets and properties and to lawfully carry on their businesses as they are now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a MLP Material Adverse Effect. To the knowledge of Parent, there are no conditions or circumstances under which any such Permit could be revoked or any pending application for any new Permit or renewal of an existing Permit that could reasonably be expected to be protested or denied, except for any such revocation, protest or denial that would not, individually or in the aggregate, reasonably be expected to have a MLP Material Adverse Effect. The Compressco Entities are, and for the past three (3) years have been, in compliance with the terms and condition of such Permits, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a MLP Material Adverse Effect. As of the date of this Agreement, to the knowledge of Parent, no event or condition has occurred or exists that would result in a violation of, breach or loss of a benefit under, or acceleration of an obligation of any Compressco Entity under, any Permit, except for violations, breaches, losses, accelerations or failures that would not reasonably be expected to have, individually or in the aggregate, a MLP Material Adverse Effect.

(d)    Since January 1, 2015, none of the Compressco Entities, nor any officers or directors of the Compressco Entities, nor, to the knowledge of Parent, any employees or agents of the Compressco Entities, have paid, given or received or have offered or promised to pay, give or receive, any bribe or other payment of money or other thing of value, any discount, or any other inducement, (i) to or from any Person or Governmental Authority in the United States or elsewhere in violation of applicable Law, (ii) to any “Foreign Official” (as that term is defined in the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist the Compressco Entities in obtaining business for or with, or directing business to, any Person, or to obtain any improper advantage, or (iii) to any Person while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes, in each case in connection with or in furtherance of the MLP’s business. None of Parent, Seller or the Compressco Entities has otherwise taken any action that would cause the Compressco Entities to be in violation of the FCPA or any applicable anti-corruption Laws. There is no charge, Proceeding or, to the knowledge of Parent, investigation by any Governmental Authority with respect to a violation of the FCPA or applicable anti-corruption laws that is now pending or, to the knowledge of Parent, has been asserted or threatened against the Compressco Entities. None of the Compressco Entities has, in the past five (5) years, made any voluntary disclosure with respect to a possible violation of the FCPA or applicable anti- corruption Laws.

(e)    During the past five (5) years, each of the Compressco Entities has complied in all material respects with all Applicable Laws in the conduct of its business concerning money laundering. No court orders, warrants or other Proceedings under any Applicable Law concerning money laundering has been made or initiated in relation to any assets, material or information held by the Compressco Entities, and to the knowledge of Parent, no such Proceeding is threatened.

(f)    None of the Compressco Entities is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(g)    Notwithstanding the foregoing, this Section 3.15 does not address Environmental Laws or Environmental Permits, which are exclusively addressed by Section 3.22, matters relating to Taxes, which are exclusively addressed by Section 3.24, and matters relating to employment and labor or Benefit Plans, which are exclusively addressed by Section 3.19.

Section 3.16    Trade Control Laws.

(a)    During the past five (5) years, the Compressco Entities have been in compliance, in all material respects, with any applicable Trade Control Laws.

(b)    During the past five (5) years, none of the Compressco Entities has been cited or fined for failure to comply with any Trade Control Laws.

(c)    During the past five (5) years, no proceeding or investigation with respect to any alleged non-compliance with the Trade Control Laws by any of the Compressco Entities has been pending or, to the knowledge of Parent, threatened.

(d)    During the past five (5) years, none of the Compressco Entities has made any disclosures (voluntary or otherwise) to any Governmental Authority with respect to any potential violation or liability of the Compressco Entities arising under or relating to any Trade Control Laws.

(e)    During the past five (5) years, none of the Compressco Entities has been engaged in any transactions, or otherwise dealt directly or indirectly, with any person or entity with whom U.S. persons’ dealings are prohibited, broadly restricted or sanctionable under the Trade Control Laws (as of the date hereof, the Crimea region of Ukraine, Cuba, Iran, North Korea or Syria), any person or entity designated on a restricted party list maintained by the U.S. Government (each, a “Restricted Party”) or, to the knowledge of Parent, any individual or entity owned 50 percent or more or controlled by, or acting on behalf of, a Restricted Party, to the extent such activities violate applicable Trade Control Laws.

(f)    None of Parent, Seller nor any of the Compressco Entities is a Restricted Party or is owned 50 percent or more or controlled by, or acting on behalf of, a Restricted Party.

Section 3.17    Properties. (a) The MLP Entities have good and valid title to, or in the case of leased property and assets, have good and valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the MLP Balance Sheet or acquired after the MLP Balance Sheet Date, except as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect. None of such property or assets is subject to any Lien, except in each case (i) for Permitted Liens and (ii) as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect.

(b)    (i) The MLP Entities have such leasehold estates, easements, rights of way and other similar real estate interests (each a “Lease”) that are necessary for the MLP Entities to own, use and operate their respective assets and properties in the manner such assets and properties are currently owned, used and operated, (ii) each MLP Entity conducts its business and has been, and is being, operated in a manner that does not violate in any material respect any of the Leases and (iii) no event has occurred or circumstance exists that allows, or after the giving of notice or passage of time, or both, would allow limitation, revocation or termination of any Lease or would result in any impairment of the rights of the holder of any such Lease, except in each case (i) to (iii) as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect.

Section 3.18    Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement for which the Compressco Entities or Acquirer would have any liability.

Section 3.19    Employees and Employee Benefit Plans.

(a)    Parent has provided Acquirer a true and complete list of all employees of the Compressco Entities (“Compressco Employees”) and a true and complete list of all employees of Parent or its Affiliates other than a Compressco Entity who are primarily dedicated to providing services with respect to the Compressco Entities (“Parent Business Employees”), including his or her employing entity, job title, annual base salary or wage rate (as applicable), target short and long term incentive compensation amount for 2020, benefit plan participation details, principal employment location, leave status and employment start date for benefit plan service credit purposes.

(b)    Each of the Compressco Entities is and, with respect to the Parent Business Employees, Parent and its Affiliates are, and, in each case, has and have been, within the last three years, in compliance in all material respects, with all Applicable Laws related to labor and employment, including all such Applicable Laws related to wages, hours, employee classification, employee leave, recordkeeping, collective bargaining, equal employment opportunity, immigration, unemployment compensation, worker’s compensation and employee privacy.

(c)    Schedule 3.19(c) of the Disclosure Schedules sets forth a true and complete list of all Union Agreements. True and complete copies of all Union Agreements have been provided to Acquirer. There is no pending or, to the knowledge of Parent, threatened, and within the last three years there has not been any, strike, slow-down, picketing, work-stoppage or other similar labor dispute against or involving any of the Compressco Entities. There is, and within the last three years has been, no unfair labor practice, charge, material grievance or other material Proceeding pending or, to the knowledge of Parent, threatened against any of the Compressco Entities before any Governmental Authority.

(d)    None of the Compressco Entities has applied for or received any “Paycheck Protection Program” payments or other loans in connection with the CARES Act, and have not claimed any employee retention credit under the CARES Act.

(e)    Schedule 3.19(e)(i) sets forth a complete and correct list of the material MLP Benefit Plans. Schedule 3.19(e)(ii) sets forth a complete and correct list of the material Parent Benefit Plans. Parent has furnished to Acquirer true, correct and complete copies of each of the material Group Benefit Plans, including all amendments thereto, and all summaries and summary plan descriptions thereof.

(f)    None of the Compressco Entities contributes to or has any obligation to contribute to, and no MLP Benefit Plan is and none of the Compressco Entities has any liability under or in respect of (contingent or otherwise) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No Compressco Entity has incurred any current or projected material Losses in respect of and no MLP Benefit Plan is a plan that provides post-employment or post-retirement health, medical or life insurance coverage for current, former or retired employees, except as required to avoid an excise tax under Section 4980B of the Code.

(g)    Except as would not have a MLP Material Adverse Effect, each MLP Benefit Plan has been documented, operated and administered in compliance in all material respects with its governing documents and Applicable Laws and all contributions required to be made under the terms of any of the MLP Benefit Plans as of the date this representation is made have been timely made or, if not yet due, have been properly accrued in accordance with GAAP.

(h)    Each Group Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter or opinion letter from the Internal Revenue Service (“IRS”) or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the knowledge of Parent, no event has occurred and no condition exists which would reasonably be expected to result in the revocation of any such determination letter or opinion letter.

(i)    Except as set forth on Schedule 3.19(i) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not (i) require any of the Compressco Entities to make a larger or accelerated contribution to, or pay greater or accelerated compensation, payments or benefits under, any MLP Benefit Plan than it otherwise would or (ii) create or give rise to any additional vested rights or service credits or accelerate the time of payment, vesting or funding or result in any loan forgiveness under any MLP Benefit Plan or Parent Benefit Plan.

(j)    Except as set forth on Schedule 3.19(j) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events or the passage of time) result in any “excess parachute payments” under Section 280G of the Code.

The representations and warranties set forth in this Section 3.19 constitute the sole and exclusive representations and warranties of Parent with respect to labor and employment matters, and employee benefit plans, and no other provision of this Agreement shall be deemed to address or include such matters.

Section 3.20    Intellectual Property.

(a)    Schedule 3.20(a) contains a list of all material registrations and applications for registration included in the MLP Intellectual Property Rights.

(b)    Except as set forth on Schedule 3.20(a), no MLP Intellectual Property Right is subject to any outstanding Order or agreement restricting the use thereof by any Compressco Entity or restricting the licensing thereof by any Compressco Entity to any Person, except for any Order or agreement which would not reasonably be expected to be material to the Compressco Entities’ use or the operations of, or value to, such MLP Intellectual Property Right and would not reasonably be expected to have an MLP Material Adverse Effect.

(c)    No third party has asserted in writing delivered to any Compressco Entity an unresolved claim that any Compressco Entity is infringing on the Intellectual Property Rights of such third party and to the knowledge of Parent, no third party is infringing on the MLP Intellectual Property Rights.

Section 3.21    Insurance Coverage. Parent has made available to Acquirer, a list and true and complete copies of, all material liability, property, fire, casualty, product liability, workers’ compensation and other insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Compressco Entities. Schedule 3.21(a) of the Disclosure Schedules sets forth the list of all material liability, property, fire, casualty, product liability, workers’ compensation and other insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Compressco Entities that are provided by Parent or its Affiliates (other than the MLP Entities) (such policies, the “Parent Policies”), and Schedule 3.21(b) of the Disclosure Schedules sets forth a list of all current material liability, property, fire, casualty, product liability, workers’ compensation and other insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Compressco Entities that are provided by the MLP Entities (the “MLP Policies”

and together with the Parent Policies, the “Policies”). There are no claims by any Compressco Entity pending under any of such Policies as to which coverage has been disclaimed, denied or disputed by the underwriters of such Policies or in respect of which such underwriters have reserved their rights. None of the Compressco Entities has received any notice from the underwriter of any of such Policies cancelling or materially amending any of such Policies. All premiums due and payable for such policies have been duly paid, and each of such Policies or extensions or renewals thereof are outstanding and duly in full force without interruption on the Closing Date. Except for the Retained Policies or as set forth in Section 5.01, coverage for each of the MLP Entities under the Policies included in Schedule 3.21(a) and Schedule 3.21(b) of the Disclosure Schedules has terminated effective as of the Closing.

Section 3.22    Environmental Matters. Except as disclosed on Schedule 3.22 of the Disclosure Schedules, or as would not, individually or in the aggregate, reasonably be expected to have an MLP Material Adverse Effect:

(a)    each Compressco Entity is, and since January 1, 2017 has been, in compliance with Environmental Laws, which compliance includes obtaining, maintaining and complying with the terms and conditions of all Environmental Permits required for the Compressco Entities’ respective operations as presently conducted;

(b)    no Compressco Entity has received written notice of any violation or alleged violation of any Environmental Law or Environmental Permit by any Compressco Entity;

(c)    no Compressco Entity is subject to any outstanding Order arising under any Environmental Law;

(d)    there are no Proceedings pending or, to the knowledge of Parent, threatened in writing against any Compressco Entity, which allege a violation of or liability under any Environmental Law or with respect to any Environmental Permit, in each case, related to any Compressco Entity;

(e)    to the knowledge of Parent, no Release or threatened Release of any Hazardous Materials is occurring or has occurred at any real property currently or formerly owned, leased, operated or otherwise used by any Compressco Entity, that has resulted or could reasonably be expected to result in any liability of any Compressco Entity under any Environmental Law; and

(f)    all environmental site assessment reports and all other material audits, reports, and other documents prepared since January 1, 2017 that are in the possession or control of the Compressco Entities that relate to the environmental condition of any real property currently or formerly owned, leased, operated, or otherwise used by a Compressco Entity have been made available to Acquirer prior to the Execution Date.

Except as set forth in this Section 3.22, no representations or warranties are being made by Parent in this Agreement with respect to matters arising under or relating to Environmental Law, Environmental Permits, or other environmental matters.

Section 3.23    Affiliate Agreements. All contracts, agreements or arrangements between Parent, Seller or their Affiliates or any present or former employee of or independent contractor to

Parent, Seller or any such Affiliate, on the one hand, and any Compressco Entity, on the other hand, will be terminated at or prior to Closing without any loss, liability or expense paid or remaining thereunder on the part of any Compressco Entity, except (i) for the Transaction Documents and (ii) as set forth in Schedule 3.23 of the Disclosure Schedules.

Section 3.24    Taxes. Except as would not, individually or in the aggregate, constitute an MLP Material Adverse Effect:

(a)    all Tax Returns required to have been filed by the MLP Entities and the GP Entities have been timely filed (taking into account any valid extension of the due date for filing), and all such Tax Returns are true, correct and complete;

(b)    all Taxes owed by the MLP Entities and the GP Entities that are or have become due have been paid in full and no MLP Entities or GP Entities have any liability for any unpaid Taxes that have not been accrued on its financial statements;

(c)    all withholding Tax requirements imposed on the MLP Entities and the GP Entities have been satisfied in full;

(d)    except as set forth on Schedule 3.24(d) of the Disclosure Schedules, no MLP Entity or GP Entity has in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency;

(e)    except as set forth on Schedule 3.24(e) of the Disclosure Schedules, there are no pending or active audits or Tax Proceedings involving Tax matters or, to the knowledge of Parent, threatened audits or proposed deficiencies or other claims for unpaid Taxes of the MLP Entities or the GP Entities, and no written claim has been made by any Taxing Authority in a jurisdiction where any of the MLP Entities or GP Entities does not file Tax Returns to the effect that it is or may be subject to taxation by that jurisdiction;

(f)    the MLP is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and, for U.S. federal income tax purposes, has been properly treated as a partnership or as a disregarded entity since its formation;

(g)    none of the MLP Entities nor any of the GP Entities that are classified as corporations has ever been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes (other than a group the common parent of which is Parent or Compressco Sub). None of the MLP Entities nor any of the GP Entities that are classified as corporations has any liability for the Taxes of any Person (other than Taxes of the MLP Entities or the GP Entities) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise;

(h)    neither the MLP Entities nor any of the GP Entities is, or has been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract;

(i)    neither the MLP Entities nor any of the GP Entities has been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law;

(j)    except as set forth on Schedule 3.24(j) of the Disclosure Schedules, each MLP Subsidiary presently is treated (i) as an entity disregarded as separate from the MLP or (ii) as a partnership for U.S. federal income tax purposes;

(k)    each of the MLP Entities that is classified as a partnership for U.S. federal tax purposes has in effect an election under Section 754 of the Code; and

(l)    each GP Entity presently is classified as an entity disregarded as separate from Compressco Inc for U.S. federal income tax purposes.

Notwithstanding any other provision in this Agreement, except to the extent any other representation or warranty explicitly references “Tax”, “Taxes”, the “Code” or the “Treasury Regulations”, the representations and warranties in this Section 3.24 are the only representations and warranties of Parent with respect to the Tax matters of the MLP Entities and the GP Entities.

Section 3.25    No Bankruptcy. There are no bankruptcy, dissolution, liquidation, reorganization or similar Proceedings pending, being contemplated by or, to the knowledge of Parent, threatened against Parent, Seller or any of the Compressco Entities. None of the Compressco Entities has admitted in writing its inability to pay its debts as they become due, or suffered the attachment or judicial seizure of all, or substantially all of its assets or suffered the appointment of a receiver to take possession of all, or substantially all, of its assets. Parent, Seller and the Compressco Entities are, and after giving effect to the transactions contemplated by this Agreement will be, Solvent.

Section 3.26    Books and Records. The books of account, minute books, membership record books and other books and records of the Compressco Entities, whether in writing, electronic or machine-readable form, are complete and correct in all material respects, have been maintained in accordance with sound business practices and reflect actual, bona fide transactions. All of the books of account, minute books, membership record books and other books and records of the Compressco Entities are in the possession or control of the General Partner.

ARTICLE 4

Representations and Warranties of Acquirer

Acquirer represents and warrants to Parent as of the Execution Date that:

Section 4.01    Corporate Existence and Power. Each of Acquirer and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite corporate, limited liability company power or limited partnership power, as applicable, and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.

Section 4.02    Corporate Authorization. The execution, delivery and performance by Acquirer of this Agreement and each of the other Transaction Documents to which an Acquirer Entity is party and the consummation of the transactions contemplated hereby and thereby are within the corporate (or other) powers of Acquirer and such Acquirer Entity and have been duly authorized by all necessary corporate (or other) action on the part of Acquirer and such Acquirer Entity. The Transaction Documents to which an Acquirer Entity is a party have been duly executed and delivered by such Acquirer Entity. Each Transaction Document to which an Acquirer Entity is a party constitutes a valid and binding agreement of such Acquirer Entity, enforceable against such Acquirer Entity in accordance with the terms of the applicable agreement, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.

Section 4.03    Governmental Authorization. The execution, delivery and performance by Acquirer of this Agreement and the other Transaction Documents to which an Acquirer Entity is a party and the consummation of the transactions contemplated hereby and thereby require no consent or approval of, action by or in respect of, or filing with by Acquirer and/or any of its Affiliates, any Governmental Authority other than (a) compliance with any applicable requirements of the 1934 Act and (b) such consents, approvals, actions or filings that have been obtained or made or that would in the ordinary course be made or obtained after the Closing or, which if not obtained or made, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents or to materially impair such Acquirer Entity’s ability to perform its obligations under the Transaction Documents to which it is a party.

Section 4.04    Noncontravention. The execution, delivery and performance by Acquirer of this Agreement and the Transaction Documents to which an Acquirer Entity is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate the applicable organizational documents of Acquirer and any such Acquirer Entity, (b) assuming compliance with the matters referred to in Section 4.03, violate or conflict with any Applicable Law, (c) require any consent or other action by any Person under, constitute a default under, result in a violation of or conflict with or give rise to any right of termination, cancellation, modification or acceleration of any right or obligation of such Acquirer Entity or to a loss of any benefit to which such Acquirer Entity is entitled under any provision of any agreement or other instrument binding upon such Acquirer Entity or (d) result in the creation or imposition of any material Lien on any asset of any Acquirer Entity, except in the case of clauses (b), (c) and (d) as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated under the Transaction Documents to which an Acquirer Entity is a party or materially impair an Acquirer Entity’s ability to perform its obligations under the Transaction Documents to which it is a party.

Section 4.05    Financing. Acquirer has available sufficient immediately available funds to enable it to pay the Consideration and any other amounts to be paid by it hereunder and under the other Transaction Documents.

Section 4.06    Litigation. There is no Proceeding pending against or, to the knowledge of Acquirer, threatened against or affecting, Acquirer or any Acquirer Entity, or any of their respective properties before any arbitrator or any Governmental Authority that has or is reasonably expected to have an Acquirer Material Adverse Effect. No Acquirer Entity, nor any material property or asset of any Acquirer Entity is subject to any Order from any Governmental Authority that has or is reasonably expected to have an Acquirer Material Adverse Effect.

Section 4.07    Acquire for Investment. Acquirer is acquiring the Subject Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof, other than in accordance with Applicable Law. Acquirer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Subject Interests and is capable of bearing the economic risks of such investment.

Section 4.08    Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Acquirer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement for which Parent would have any liability.

Section 4.09    Inspections; No Other Representations. Acquirer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the General Partner and assets such as the Subject Interests as contemplated hereunder. Acquirer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. Acquirer agrees to accept the Subject Interests on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Parent, except as expressly set forth in this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, Acquirer acknowledges that Parent makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Acquirer or its Representatives or Affiliates of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any Compressco Entity or the future business or operations of any Compressco Entity or (ii) any other information or documents made available to Acquirer or its Representatives or Affiliates with respect to the Subject Interests, any Compressco Entity or their respective businesses, assets, liabilities or operations, except as expressly set forth in this Agreement or the other Transaction Documents.

ARTICLE 5

Covenants

Section 5.01    Insurance.

(a)    From and after the Closing until the renewal date for each Retained Policy as shown on Schedule 1.1-R, Parent agrees (i) to maintain the various Retained Policies and provide the MLP Entities access to the various Retained Policies in order to provide insurance coverage for any occurrences or alleged wrongful acts which occur during the Transition Services Period (regardless of when such occurrences or alleged wrongful acts may be reported), (ii) to remain responsible for fulfilling all financial obligations related to the Retained Policies, including, without limitation, the payment of all deductibles, costs of recovery, and other costs required to be paid, or incurred, with respect to any claims under the Retained Policies relating to any such occurrences or alleged wrongful acts which occurred during the Transition Services Period (“Retained Policy Costs”), and (iii) to notify the insurers of any claims related to any such occurrences or alleged wrongful acts which occurred during the Transition Services Period and to use commercially reasonable efforts to administer such claims and deliver to the MLP Entities the proceeds related to such claims (to the extent related to claims by or on behalf of the MLP Entities) for the life of the Retained Policies. On the first Business Day of each month, Parent will invoice the MLP for its portion of the premiums for the Retained Policies in accordance with Parent’s past practices for allocating premiums between Parent and the MLP prior to the date of this Agreement, and the MLP shall pay to Parent such amounts no later than three (3) Business Days after receipt of such invoice. Parent may notify the MLP in writing of any Retained Policy Cost incurred by Parent, which shall be allocated in accordance with Parent’s past practices for allocating such costs between Parent and the MLP prior to the date of this Agreement, and the MLP shall, within three (3) Business Days following receipt of such notice, reimburse Parent for such Retained Policy Costs. From and after the Closing, the MLP Entities agree to promptly notify the insurers and Parent of any claims for any occurrences or alleged wrongful acts which occurred during the Transition Services Period (regardless of when such occurrences or alleged wrongful acts may be reported). Acquirer and the Compressco Entities shall procure insurance policies to replace the Retained Policies as soon as practicable following the Closing, but in no event later than the renewal date for each Retained Policy shown on Schedule 1.1-R, and shall provide Parent notice of any such replacement policy promptly after such policy is procured. Parent shall, within 14 days of receipt of such notice from Acquirer and/or the Compressco Entities, cancel (or remove the Compressco Entities from coverage under) the Retained Policy for which such replacement policy has been procured.

(b)    With respect to events or circumstances relating to the General Partner that occurred or existed prior to the Closing Date that are covered by Parent, Seller or their Affiliates’ occurrence-based liability insurance policies, Acquirer may make claims under such policies and programs to the extent such coverage and limits are available under such policies and programs; provided, however, that, except as otherwise expressly provided herein, Acquirer shall reimburse Parent, Seller or its Affiliates for the amount of any “deductibles” associated with claims under such policies and programs within (3) Business Days following receipt of notice thereof and shall be liable for all uninsured or uncovered amounts of such claims.

Section 5.02    Access.

(a)    Acquirer will cause each of the Compressco Entities, on and after the Closing Date, to afford promptly to Parent and its agents reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit Parent to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access shall only be granted to the extent Acquirer may do so without violating any agreement with any third party and to the extent Acquirer has the authority to grant such access without breaching any contractual (whether written or oral) restrictions or Applicable Law binding on it or the Compressco Entities; provided further that any such access by Parent shall not unreasonably interfere with the conduct of the business of Acquirer and shall be limited to the Acquirer’s and each of the Compressco Entities’ normal business hours. Acquirer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement. Notwithstanding the foregoing, (a) Acquirer shall not be required to provide access or disclose information where such access or disclosure would jeopardize the attorney-client privilege, (b) under no circumstance shall Parent or its agents be permitted to perform any invasive or intrusive environmental sampling or testing at the properties without the prior written consent of Acquirer, which consent can be withheld in its sole discretion (other than in relation to a claim for indemnification by Acquirer under this Agreement, in which case such consent shall not be unreasonably withheld, conditioned or delayed; provided, that (i) Parent and its agents shall indemnify and hold harmless Acquirer and the Compressco Entities for any and all Losses incurred by Acquirer and the Compressco Entities arising out of such environmental sampling or testing by Parent and its agents at the properties and (ii) Parent shall, and shall cause its agents to, observe and comply with all health, safety and security requirements of the Compressco Entities while on the properties), and (c) in the event of litigation, including arbitration, between them, the parties will abide by and be subject to the discovery, evidentiary, and procedural rules of the governing jurisdiction.

(b)    In connection with the rights of access, examination and inspection granted to Parent under this Section 5.02, other than in connection with fraud or the bad faith, gross negligence or willful misconduct of Acquirer, (i) PARENT WAIVES AND RELEASES ALL CLAIMS AGAINST THE ACQUIRER ENTITIES AND THE COMPRESSCO ENTITIES ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED THEREWITH AND (ii) PARENT HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE ACQUIRER ENTITIES AND THE COMPRESSCO ENTITIES FROM AND AGAINST ANY AND ALL DAMAGES ATTRIBUTABLE TO PERSONAL INJURY, DEATH OR PHYSICAL PROPERTY DAMAGE, OR VIOLATION OF ANY ACQUIRER ENTITY’S OR COMPRESSCO ENTITY’S RULES, REGULATIONS, OR OPERATING POLICIES, ARISING OUT OF, RESULTING FROM OR RELATING TO ANY FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY PARENT OR ITS AGENTS.

Section 5.03    Indemnification; Exculpation and Insurance.

(a)    The Acquirer agrees that, during the period that commences on the Closing Date and ends on the sixth (6th) anniversary of the Closing Date, it shall maintain in full force and effect and shall not cause any amendment, modification, waiver or termination to the Charter Documents of the Compressco Entities existing as of the date of this Agreement, the effect of which would be to affect adversely the rights of any person serving as a member of the board of directors or officer of any Compressco Entity; provided, however, that the foregoing restriction shall not apply to any such amendment, modification, waiver or termination to the extent required to cause such provisions (or any portion thereof) to comply with Applicable Law.

(b)    From and after the Closing Date, Acquirer shall indemnify, defend and hold harmless, to the fullest extent currently permitted (pursuant to the applicable Charter Documents,

Applicable Law or contractual right), the individuals who on or prior to the Closing Date were directors, officers or employees of any Compressco Entity (each, an “Indemnitee,” and collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of the Compressco Entities at any time prior to the Closing Date. Acquirer agrees that all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the Charter Documents of the Compressco Entities as now in effect, and any indemnification agreements or arrangements of the Compressco Entities shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by Law. In addition, Acquirer shall pay any expenses of any Indemnitee under this Section 5.03 as incurred to the fullest extent currently permitted (pursuant to the applicable Charter Documents, Applicable Law or contractual right), provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by Applicable Law.

(c)    Parent shall maintain director and officer liability insurance coverage within its insurance program to cover claims during a period of six years from and after the Closing Date with respect to acts or omissions occurring or alleged to have occurred prior to the Closing that were committed or alleged to be committed by any person serving as a member of the board of directors or officer of any Compressco Entity as of the Execution Date and any former member of the board of directors or officer of any Compressco Entity.

(d)    The provisions of this Section 5.03: (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

(e)    In the event that the General Partner or any MLP Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) in one or more series of transactions, directly or indirectly, transfers all or substantially all of its properties and assets to any Person (whether by consolidation, merger or otherwise), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets or its respective successors and assigns, as the case may be, assumes the obligations set forth in this Section 5.03.

Section 5.04    Further Assurances. Parent and Acquirer agree, and Parent, prior to the Closing, and Acquirer, after the Closing, agree to cause the General Partner, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 5.05    Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public announcements, the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

Section 5.06    Parent Marks.

(a)    Acquirer agrees that after the Closing neither Acquirer nor its Affiliates (including the Compressco Entities) shall have any rights in and to the name “TETRA,” or any trademarks, trade names, service marks, trade dress, logos, corporate names, domain names and other source identifiers, emblems, signs or insignia containing or comprising the foregoing, including any mark confusingly similar thereto or derivative thereof (collectively, the “Parent Marks”), and shall not at any time after the Closing market, promote, advertise or offer for sale any products, goods or services utilizing any of the Parent Marks or otherwise hold itself out as having any affiliation with Parent or any of its Affiliates. If any of the assets of the Compressco Entities, including any promotional materials or printed forms, bear Parent Marks, Acquirer and its Affiliates (including the Compressco Entities) shall, prior to distributing or selling such assets to the general public, remove, delete, cover or render illegible the Parent Marks as they may appear on such assets and shall, prior to making use of such assets for the general public, use commercially reasonable efforts to remove, delete, cover or render illegible the Parent Marks as they may appear on such assets. Notwithstanding the foregoing, for a period commencing on the date of this Agreement and ending 180 days after the Closing Date (such applicable date, the “Parent Marks Termination Date”), Acquirer and its Affiliates (including the Compressco Entities) may use any remaining inventory of materials, including business cards, stationery, packaging materials, displays, signs, promotional materials and other similar materials that include one or more of the Parent Marks to the extent such materials were included in the assets as of the Closing.

(b)    As promptly as practicable following the Parent Marks Termination Date, Acquirer shall cause the MLP Entities to assign or transfer to Affiliates of Parent designated by Seller all right, title or interest in any MLP Intellectual Property Rights containing or comprising Parent Marks.

Section 5.07    Notices of Certain Events. Each party shall promptly notify the other of:

(a)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)    any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c)    any Proceedings commenced or threatened in writing that relate to the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or that materially impair the notifying party’s ability to perform its obligations under this Agreement or the other Transaction Documents.

Section 5.08    Transfer Taxes. Notwithstanding any requirement at Law or anything to the contrary in this Agreement, Acquirer shall be solely responsible for the timely payment of all Transfer Taxes and shall indemnify, defend and hold harmless Parent, Seller and their Affiliates from and against any Transfer Taxes. Acquirer shall prepare and file when due all necessary documentation and Tax Returns with respect to such Transfer Taxes. Acquirer and Parent shall cooperate in good faith to minimize, to the extent practicable under Applicable Law, the amount of any such Transfer Taxes.

Section 5.09    Certain Tax Matters.

(a)    Parent shall prepare (or cause to be prepared) and file (or cause to be filed) all Parent Consolidated Returns. Parent shall also prepare (or cause to be prepared) any and all Tax Returns of the GP Entities required to be filed after Closing for any and all Pre-Closing Periods (“Pre-Closing Tax Returns”). Not later than 30 days prior to the due date (including extensions) for filing each Pre-Closing Tax Return, Parent shall deliver a draft of such Pre-Closing Tax Return, together with all supporting documentation and workpapers, to Acquirer for its review and comment (other than (i) Tax Returns relating to sales, use, payroll or other Taxes that are required to be filed contemporaneously with, or promptly after, the close of a Tax period, which shall be provided as promptly as practicable, or (ii) Tax Returns not described in clause (i) that are due within 45 days of the Closing Date, which shall be provided as promptly as practicable following the Closing Date (such Pre-Closing Tax Returns described in clauses (i) and (ii) hereafter referred to as “Expedited Tax Returns”)). Parent shall revise any Pre-Closing Tax Return to take into account any and all reasonable comments received from Acquirer not less than 15 days prior to the due date (including extensions) for filing such Pre-Closing Tax Return (or, in the case of an Expedited Tax Return, received reasonably in advance of such due date) and shall deliver a final copy of such Pre-Closing Tax Return to Acquirer not less than five days prior to such due date (or, in the case of an Expedited Tax Return as promptly as practicable). Acquirer shall cause each Pre-Closing Tax Return (as revised to incorporate any timely reasonable comments pursuant to the procedures above) to be timely executed and filed and cause all Taxes shown as due thereon to be timely remitted, and Parent shall pay (or cause to be paid) to Acquirer the amount of all Parent Taxes shown on such Tax Return at least two days prior to the due date therefor (or, in the case of an Expedited Tax Return, as promptly as practicable after delivery of a final copy of such Tax Return).

(b)    Acquirer shall prepare (or cause to be prepared) any Tax Returns, other than Parent Consolidated Returns, required to be filed for the GP Entities for any Straddle Period. Acquirer shall deliver at least 30 days prior to the due date for the filing of such Straddle Period Tax Return to Parent for its review a draft of such Tax Return. Acquirer shall reflect any reasonable comment that Parent submits to Acquirer no less than 15 days prior to the due date (including extensions) for filing such Straddle Period Tax Return.

(c)    In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of such Straddle Period ending on the Closing Date shall be:

(i)    in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the relevant Straddle Period of the GP Entities (and each partnership in which a GP Entity is a partner) ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on and including the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each portion of such Straddle Period; and

(ii)    in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of a GP Entity, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(d)    Acquirer and Parent agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of Tax Returns and any audit or other Proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of the GP Entities (each a “Tax Proceeding”). Each of Acquirer and Parent shall retain for a period of at least 7 years following the Closing Date and (upon the other party’s request) provide records and information that are reasonably necessary to any such Tax Return or Tax Proceeding and make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties each agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

(e)    Acquirer and Parent shall promptly notify the other party regarding, and in no event after 10 days of, the receipt by Acquirer, Parent or any of their Affiliates (including the GP Entities) of notice of any Tax Proceeding with respect to any Taxes, a Parent Consolidated Return, or a Pre-Closing Tax Return. Notwithstanding any other provision of this Agreement, Parent shall have sole control of the conduct of any Tax Proceeding, including any settlement or compromise thereof, relating to any Parent Taxes and any Parent Consolidated Return, provided, however, that Parent shall keep Acquirer reasonably informed of the progress of any Tax Proceeding relating to any Pre-Closing Tax Returns and shall not effect any settlement or compromise with respect to which Acquirer is liable without obtaining Acquirer’s prior written consent thereto, which shall not be unreasonably withheld or delayed. Acquirer shall have sole control of the conduct of all other Tax Proceedings, including any settlement or compromise thereof, provided, however, that Acquirer shall keep Parent reasonably informed of the progress of any Tax Proceeding relating to any Parent Taxes and any Pre-Closing Tax Return and shall not effect any settlement or compromise with respect to which Parent is liable without obtaining Parent’s prior written consent thereto, which shall not be unreasonably withheld or delayed. Except to the extent provided in this Section 5.09(e), the conduct of any Tax Proceeding shall be treated as a Third-Party Claim for purposes of Section 6.03.

(f)    Any refund, rebate, abatement, reduction or other recovery (whether direct or indirect through a right of setoff or credit) of Taxes (“Tax Refunds”) of a GP Entity for or with respect to any Pre-Closing Period, including as a result of carryback of any losses, credits or similar items to such a period, shall be for the account of Parent. Any Tax Refunds of a GP Entity for or with respect to any Tax period beginning after the Closing Date shall be for the account of Acquirer. Any Tax Refunds of a GP Entity for any Straddle Period (except in the case of a Parent Consolidated Group) shall be equitably apportioned between Parent and Acquirer in accordance with the principles set forth in Section 5.09(c). Each party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive a Tax Refund pursuant to this Section 5.09(f) the amount of such Tax Refund within ten days after such refund is received, net of any reasonable costs or expenses incurred by such party or its Affiliates in procuring such Tax Refund. To the extent that any credit or offset against Taxes of or with respect to a GP Entity arises as a result of any prepayment or overpayment of Taxes with respect to any Pre-Closing Period or Straddle Period, such credit or offset shall be treated as though it were a refund received for such Pre-Closing Period or Straddle Period for the purposes of this Section 5.09(f).

(g)    The parties agree that, with respect to the MLP Common Units, the GP Interest, and the IDRs transferred pursuant to this Agreement, the items of income, gain, loss, deduction and credit attributable to such MLP Common Units shall be allocated between Parent (and its Affiliates) and Acquirer by applying the “interim closing method” under Section 706 of the Code and by closing the books of the MLP as of the end of the Closing Date.

(h)    Unless required by Applicable Law, (i) no Tax election that relates in whole or in part to Parent Taxes, and (ii) no amendment of any Pre-Closing Tax Return or any other Tax Return that relates in whole or in part to a Pre-Closing Period shall be agreed to, filed or made by or on behalf of a GP Entity, in each case, without the consent of Parent.

(i)    The Acquirer shall cause the MLP Entities to adopt the maximum allowable accelerated method and shortest permissible life for determining depreciation deductions for the taxable year ending December 31, 2020, which, for the avoidance of doubt, shall include not electing out of the application of Code Section 168(k).

Section 5.10    Employee Matters.

(a)    Acquirer shall have the right to, or to cause its Affiliate (including the Compressco Entities following the Closing) to, offer employment to each Parent Business Employee that Acquirer desires to employ, on terms that are consistent with the terms of this Section 5.10, for employment at any time commencing after the Closing Date through the last day of the Transition Services Period or, if later, such date on which the Parent Business Employee returns from a leave of absence, so long as such return occurs within 180 days after the Closing or such later time as may be required by Applicable Law (a “Qualifying Offer”). Any such offer of employment will be made not later than 30 days prior to the end of the Transition Services Period and Parent will not interfere with Acquirer’s attempts to employ such Parent Business Employees following the expiration of the Transition Services Period or encourage any such Parent Business Employee to not accept such Qualifying Offer. Acquirer shall notify Parent as to each Parent Business Employee to whom a Qualifying Offer has been made (each, a “Transferred Employee”) with Acquirer or its Affiliate (including the Compressco Entities following the Closing) at least 30 days prior to the anticipated date of the commencement of such Transferred Employee’s employment with Acquirer or its Affiliate. On or before the date that is five (5) Business Days prior to the last day of the Transition Services Period, Acquirer shall notify Parent as to each Parent Business Employee who has not received or not accepted a Qualifying Offer. The transfer of employment of the Transferred Employees shall not result in Acquirer or its Affiliates or the Compressco Entities assuming any liability or obligation arising out of or in connection with the employment of any Parent Business Employee (including the Transferred Employees) with Parent or its Affiliates at any time and Parent and its Affiliates shall remain solely responsible for all such liabilities and obligations. Parent covenants that Parent will pay or cause to be paid to the Transferred Employees, in accordance with the terms and provisions of Parent’s cash incentive compensation plan and procedures (i) any bonuses and incentive compensation for 2020 earned by the Transferred Employees, and (ii) any bonuses and incentive compensation for 2021 earned by the Transferred Employees pro-rated to reflect the amount of time elapsed in 2021 prior to the relevant Transferred Employee’s Hire Date, provided, however, in each case that the Transferred Employee remains employed by Parent or Acquirer through the date on which annual bonuses are paid to similarly situated employees of Parent; in each case other than such amounts as are properly reimbursable by the Compressco Entities to Parent and its Affiliates pursuant to the Omnibus Agreement with respect to Services provided prior to the Closing Date. Without limiting the foregoing, in no event will Acquirer or its Affiliates or any Compressco Entity assume or have any liability or obligation under, in respect of, arising out of or in connection with any Parent Benefit Plan (“Parent Plan Liabilities”). Acquirer shall, and Acquirer shall cause the Compressco Entities to, honor and comply with the terms of all Union Agreements as may be in effect from time to time. As used herein, “Hire Date” shall mean (i) the Closing Date for those Continuing Employees who are Compressco Employees on the Closing Date and (ii) the date of a Transferred Employee’s commencement of employment with Acquirer or its Affiliate (including the Compressco Entities following the Closing) for those Continuing Employees who are Transferred Employees.

(b)    Commencing on the later of (i) each Continuing Employee’s Hire Date or (ii) the last date of any coemployment agreement entered into by and between Parent and Acquirer and continuing through the date that is 12 months following the Closing Date, Acquirer shall provide or cause to be provided to each such Continuing Employee (i) a base salary or hourly rate of wages that are not less than the “as-reduced” salary or wages provided to such Continuing Employee as of the Closing Date, and (ii) bonus, incentive compensation opportunities and employee benefits that are not less than those provided to such Continuing Employee as in effect on the day prior to the Closing Date. Neither the foregoing nor anything else in this Section 5.10 will apply to any Continuing Employee who is employed pursuant to the terms of a Union Agreement, provided that Acquirer shall not take any action to cause the Compressco Entities to fail to honor and comply with the terms of all Union Agreements as in effect on the Closing Date. Except as otherwise provided in Section 5.10(a), Acquirer shall also fulfill and honor in all respects the obligations of the Compressco Entities to each of their employees pursuant to any change of control agreements, retention agreements or other similar awards or bonus agreements in effect prior to the Closing Date, as any such agreements may be modified or amended pursuant to their terms or with the consent of any applicable employee.

(c)    Acquirer shall provide or cause to be provided to each Continuing Employee full credit for purposes of eligibility, level of benefits (but only with respect to vacation and severance benefit plans), and vesting under each Benefit Plan of Acquirer and its subsidiaries (including the Compressco Entities following the Closing) (collectively, the “Acquirer Benefit Plans”) for such Continuing Employee’s service with Parent, the Compressco Entities and their respective Affiliates (as well as service with any predecessor employer to Parent, the Compressco Entities and their respective Affiliates, to the extent service with such predecessor employer is recognized by the Parent Benefit Plan or MLP Benefit Plan, as applicable, for corresponding purposes immediately prior to such Continuing Employee’s Hire Date); provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d)    Acquirer shall, and shall cause its Affiliates to, use commercially reasonable efforts to waive any pre-existing condition limitations, actively-at-work requirements and waiting periods under any Acquirer Benefit Plan that provides welfare benefits in which any Continuing Employee (and his or her eligible dependents) will be eligible to participate from and after his or her Hire Date, except to the extent that such pre-existing condition limitations, actively-at-work requirements and waiting periods would not have been satisfied or waived under any comparable Parent Benefit Plan in which the Continuing Employee participated immediately prior to the Closing. Acquirer shall, and shall cause its Affiliates to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Closing occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant Acquirer Benefit Plans in which they will be eligible to participate from and after his or her Hire Date.

(e)    Effective as of the later of (i) each Continuing Employee’s Hire Date or (ii) the last day of any coemployment entered into by and between Parent and Acquirer, if Acquirer or one of its Affiliates maintains one or more flexible spending account arrangements that provide Continuing Employees with dependent care and medical reimbursement benefits (collectively, the “Acquirer Flex Plans”), Acquirer shall cause such Continuing Employee to be eligible to participate under the Acquirer Flex Plans. If Acquirer or one of its Affiliates maintains Acquirer Flex Plans (i) Parent and Acquirer shall cooperate in good faith so that the notional account balances under the Parent Benefit Plans that constitute flexible spending account arrangements (the “Parent Flex Plans”) of each such Continuing Employee who has elected to participate therein in the year in which the Closing occurs shall be transferred, as soon as practicable (but in no event more than 60 days) after such Continuing Employee’s Hire Date, from the Parent Flex Plans to the Acquirer Flex Plans, and so that the contribution elections of each such Continuing Employee as in effect as of such Continuing Employee’s Hire Date remain in effect under the Acquirer Flex Plans immediately after the transfer of such notional account balances, and (ii) Parent shall transfer to Acquirer in cash the amount of all payroll deductions that have been withheld from the Continuing Employees and deemed contributed to such notional accounts for the plan year in which the Hire Date occurs, less the amount of all reimbursements actually provided to the Continuing Employees under the Parent Flex Plans for such plan year.

(f)    Effective as of the later of (i) each Continuing Employee’s Hire Date or (ii) the last date of any coemployment agreement entered into by and between Parent and Acquirer, Acquirer shall, or shall cause one of its Affiliates to offer to the Continuing Employees participation in a defined contribution plan of Acquirer or one of its Affiliates, as applicable, that is tax-qualified under Section 401(a) of the Code and that contains a Section 401(k) feature (the “Acquirer 401(k) Plan”), and as soon as reasonably practicable following each Continuing Employee’s Hire Date, Acquirer shall, or shall cause one of its Affiliates to cause the Acquirer

401(k) Plan to accept the direct rollover of each Continuing Employee’s account distributed from any of Parent’s or its Affiliates’ tax-qualified defined contribution plans (the “Parent 401(k) Plan”) (including any notes representing participant loans) provided that (i) such direct rollover consists of the full balance (rather than a portion of the balance) of such account and (ii) such direct rollover consists solely of cash (other than notes representing participant loans, if applicable). Parent and Acquirer agree that during the period that is six months following the Closing Date, the Parent 401(k) Plan and the Acquirer 401(k) Plan may not be amended, supplemented or otherwise modified in respect to the reinstatement of matching contributions without the written consent of Acquirer (in the case of the Parent 401(k) Plan) or Parent (in the case of the Acquirer 401(k) Plan).

(g)    Acquirer shall provide or cause to be provided to each Continuing Employee whose employment with Acquirer or its Affiliates terminates pursuant to an Involuntary Termination within the 90-day period following his or her Hire Date, in addition to any severance pay that may be required by Applicable Law or Contract, severance pay and benefits that are at least as favorable as those set forth on Schedule 5.10(g). For purposes of calculating any such severance pay and benefits, Acquirer shall ensure that each Continuing Employee’s aggregate period of service with Parent, the Compressco Entities and their respective Affiliates is taken into account in accordance with Section 5.10(c).

(h)    To the extent that any obligations under any Applicable Law relating to employment losses (including pursuant to the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et. seq., the regulations and rules thereunder, or under any similar provision of any federal, state, foreign or local law (collectively, a “WARN Obligation”)) arise with respect to any loss of employment by any employee of Parent, Seller or any of their respective Affiliates, in connection with or as a result of the transactions contemplated by this Agreement, whether on or after the Closing, Parent and Seller shall be solely responsible for such WARN Obligation and any associated obligations.

(i)    The provisions of this Section 5.10 are for the sole benefit of the parties and nothing herein, expressed or implied, is intended or shall be construed to confer on or give to any person (including any current or former employees, directors, or independent contractors of Parent, Seller, the Compressco Entities, Acquirer or any of their respective Affiliates, or legal representative or beneficiary thereof), other than the parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 5.10. Nothing contained herein, express or implied, shall be (i) deemed an amendment of any benefit plan, program, policy or arrangement or (ii) construed to prevent Acquirer or its Affiliates from terminating or modifying to any extent or in any respect any benefit plan, program, policy or arrangement that Acquirer or its Affiliates may establish or maintain. Nothing herein shall restrict Acquirer or the Compressco Entities or their respective Affiliates from terminating the employment of any employee (including any Continuing Employee) at any time, subject to Acquirer’s obligations under Section 5.10(g).

Section 5.11    Non-Solicitation.

(a)    For a period of one year after the Closing Date, (i) Acquirer shall not, and shall cause its Affiliates not to, directly or indirectly, (A) hire or employ any employee or contractor of Parent or any of its Affiliates (other than a Parent Business Employee), or (B) cause, solicit, induce or encourage any employee or contractor of Parent or any of its Affiliates to leave his or her employment or engagement with Parent or any of its Affiliates (other than a Parent Business Employee), and (ii) Parent shall not (and shall cause its Affiliates not to), directly or indirectly, (A) hire or employ any Continuing Employee set forth on Schedule 5.11(a)(ii) or any employee or contractor of Acquirer or any of its Affiliates or (B) cause, solicit, induce or encourage any Continuing Employee set forth on Schedule 5.11(a)(ii) or any employee or contractor of Acquirer or its Affiliates to leave his or her employment or engagement with Acquirer or any of its Affiliates, in each case of clause (i) and (ii) other than (x) as agreed to by Acquirer and Parent, (y) through a search firm or a solicitation by general advertisement or (z) with respect to an employee whose employment was terminated (voluntarily or involuntarily) at least three months prior to being solicited for hire.

Section 5.12    Guarantee.

(a)    Acquirer Guarantor hereby irrevocably, absolutely and unconditionally guarantees to Parent the prompt, complete and full performance, when due, of all of Acquirer’s payment obligations under this Agreement, including pursuant to Section 2.4, when the same shall become due and payable in accordance with the terms of this Agreement. Acquirer Guarantor’s liability hereunder shall be limited to payments required to be made under this Agreement and as expressly limited hereunder, including pursuant to Section 6.06. This guaranty shall be a continuing guaranty and shall remain in full force and effect until, and Acquirer Guarantor’s liability under this guaranty shall terminate in respect of any payment obligation of Acquirer upon, the termination of such obligation of Acquirer pursuant to, and in accordance with, this Agreement. Acquirer Guarantor acknowledges that its obligations under this Section 5.12 shall not be released or discharged in whole or in part by the insolvency, bankruptcy, liquidation, termination, dissolution, merger, consolidation or other business combination of Acquirer. The guaranty contemplated in this Section 5.12 shall apply to any payment obligation of Acquirer hereunder, regardless of whether Acquirer Guarantor is specifically cited herein as being a party to such obligation. Acquirer Guarantor shall be liable as principal debtor and not solely as surety with respect to the performance of the obligations guaranteed hereunder. This guaranty is a guaranty of payment and not a guaranty of collection. Parent shall not be bound to exhaust its recourse against Acquirer or any other Person before being entitled to payment or other recourse under the guarantee provided by Acquirer Guarantor herein. Acquirer Guarantor reserves the right to assert defenses which the Acquirer may have to payment of any obligation other than defenses arising from (a) the bankruptcy or insolvency of the Acquirer or (b) the illegality, invalidity or unenforceability of all or any part of the payment obligations, the guaranty provided by the Acquirer Guarantor or any agreement, approval or consent relative to all or any part of the payment obligations set forth in this Agreement.

(b)    Acquirer Guarantor represents and warrants to Parent as of the date hereof: (i) it is a Delaware limited partnership duly formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has full limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (ii) the execution, delivery and performance by Acquirer Guarantor of this Agreement has been duly and validly authorized by Acquirer Guarantor and no additional limited partnership or other similar authorization or consent is required in connection with the execution, delivery and performance by Acquirer Guarantor of this Agreement, (iii) this Agreement, when executed and delivered by the other parties hereto, will constitute a valid and legally binding obligation of Acquirer Guarantor enforceable against it in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions, and (iv) neither the execution and delivery by Acquirer Guarantor of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or result in any breach or violation of, or default in connection with (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or obligation or loss of any benefit under (A) any provision of the organizational documents of Acquirer Guarantor or (B) any contract to which Acquirer Guarantor or any of its subsidiaries is a party or to which any of their respective assets (whether tangible or intangible) are bound.

ARTICLE 6

Indemnification

Section 6.01    Survival of Representations, Warranties and Covenants. The respective representations, warranties, covenants and agreements of Parent and Acquirer contained in this Agreement and rights to indemnification in respect thereof shall (a) in the case of the representations and warranties, survive the Closing Date until 12 months from the Closing Date, except that (x) the Fundamental Representations shall survive the Closing Date indefinitely and (y) the representations and warranties in Section 3.24 shall survive the Closing Date until 30 days after the expiration of the applicable statute of limitations; and (b) in the case of any of the Parties’ respective covenants and agreements that, by their terms, are to be performed after the Closing, survive the Closing Date for the period provided in accordance with their express terms. No party shall have any liability for indemnification claims made under this Article 6 unless a written notice of claim (describing in reasonable detail the claim, including an estimate of Losses attributable to such claim) is provided prior to the expiration of any applicable survival period provided in this Section 6.01. If an Acquirer Indemnified Party or a Parent Indemnified Party, as applicable, delivers written notice to the other party for a claim for indemnification or recovery within the applicable survival period, such claim shall survive until satisfied, otherwise finally resolved or judicially determined.

Section 6.02    Indemnification.

(a)    Subject to the provisions of this Article 6, Parent shall indemnify, defend and hold harmless Acquirer from and against all Losses that are asserted against or that are incurred by Acquirer, each of its Affiliates and its and their respective directors, employees, officers, partners, managers, agents and equity holders and each of their respective successors and assigns (collectively, the “Acquirer Indemnified Parties”):

(i)    arising from or out of any breach of any representation or warranty of Parent in this Agreement;

(ii)    arising from or out of any breach or non-fulfillment of any covenant, agreement or other obligation of Parent in this Agreement; and

(iii)    Parent Taxes.

(b)    Subject to the provisions of this Article 6, Acquirer shall indemnify, defend and hold harmless Parent and each of its Affiliates and its and their respective directors, employees,

officers, agents and equity holders and each of their respective successors and assigns (collectively, the “Parent Indemnified Parties”) from and against all Losses that are asserted against or that the Parent Indemnified Parties incur:

(i)    arising from or out of any breach of any representation or warranty of Acquirer in this Agreement; and

(ii)    arising from or out of any breach or non-fulfillment of any covenant, agreement or other obligation of Acquirer in this Agreement.

Section 6.03    Indemnification Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)    Any Acquirer Indemnified Party or Parent Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (a “Third-Party Claim”) in respect of any matter that is subject to indemnification under Section 6.02 shall promptly (and in any event within 30 days after becoming aware of such Third-Party Claim) notify the other party (the “Indemnifying Party”) of the Third-Party Claim and transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, a copy of all papers served on the Indemnified Party with respect to such Third-Party Claim (if any), the Indemnified Party’s best estimate (to the extent known at the time) of the amount of Losses attributable to the Third-Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement (including reference to the specific Section(s) of this Agreement in respect of which such breach is asserted). Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is subject to increased monetary damages as a result therefrom, or otherwise materially prejudiced by, such delay or omission.

(b)    The Indemnifying Party shall have the right to control the defense of the Indemnified Party against such Third-Party Claim in accordance with this Section 6.03(b). If the Indemnifying Party timely elects to assume the defense of the Third-Party Claim, it shall within 20 Business Days (or sooner, if the nature of the Third-Party Claim so requires) after receipt of the applicable Claim Notice notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects to assume the defense of the Third-Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such Losses are indemnifiable under this Article 6), then the Indemnifying Party shall have the right to defend such Third-Party Claim with counsel selected by the Indemnifying Party, by all appropriate Proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 6.03(b). The Indemnifying Party shall have full control of such defense and Proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not consent to the entry of any Order or enter into any settlement agreement, without the written consent of the Indemnified Party; provided further that such consent shall not be required if such Order or settlement agreement contains a full and final release by such third party asserting the Third-Party Claim to all Indemnified Parties affected by the Third-Party Claim, and such Order or settlement agreement does not contain any criminal liability, admission of guilt or wrongdoing, sanction or restriction upon the conduct of any business by the Indemnified Party or any of its

Affiliates or Representatives or impose any other non-monetary injunctive or equitable relief against the Indemnified Party or any of its Affiliates or Representatives. If reasonably requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim that the Indemnifying Party elects to contest, including the making of any reasonably related counterclaim against the Person asserting the Third-Party Claim or any cross complaint against any Person. The Indemnified Party may otherwise participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 6.03, and the Indemnified Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnifying Party will not be entitled to control the defense of any Third-Party Claim if such Third-Party Claim (A) is for equitable or injunctive relief or any other non-monetary restriction upon the conduct of the business or any claim that would impose criminal liability or criminal damages upon the Compressco Entities or any of its Affiliates or (B) alleges Losses materially in excess of the Indemnifying Party’s maximum indemnification obligations under this Agreement; provided, however, the Indemnified Party may not settle any such Third-Party Claim without the written consent of the Indemnifying Party.

(c)    If the Indemnifying Party (i) does not timely elect to assume the defense of a Third-Party Claim in accordance with Section 6.03(b), (ii) is not entitled to assume the defense of a Third-Party Claim or (iii) fails to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 6.03(b), then the Indemnified Party shall be entitled to control the defense or settlement of such Third-Party Claim with counsel selected by the Indemnified Party (which shall be reasonably satisfactory to the Indemnifying Party). If the Indemnified Party assumes the defense of a Third-Party Claim under the foregoing circumstances, then the Indemnifying Party shall reimburse the Indemnified Party from time to time for the costs and expenses in connection therewith upon submission of invoices. In such circumstances, the Indemnified Party shall defend any such Third-Party Claim in good faith and a diligent manner and shall have full control of such defense and Proceedings; provided, however, that the Indemnified Party may not consent to the entry of any judgment or enter into any compromise or settlement of such Third-Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 6.03(c), with the Indemnified Party reasonably cooperating with the Indemnifying Party and accommodating such participation, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d)    Subject to the other provisions of this Article 6, in the event that an Indemnified Party determines that it has a claim for indemnifiable Losses against an Indemnifying Party hereunder (other than as a result of a Third-Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying, in reasonable detail, the amount of such claim, the nature and basis of the alleged breach or act giving rise to such claim and all relevant facts and circumstances relating thereto (including reference to the specific Section(s) of this Agreement in respect of which such breach is asserted). Failure to timely provide such notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially and detrimentally prejudiced by such delay or omission. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such claim. During such 30-day period, the Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records (and, if Seller is the Indemnifying Party, the books and records of the Compressco Entities) during normal business hours for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for indemnifiable Losses. If the Indemnifying Party informs the Indemnified Party following the notice of a claim that the Indemnifying Party disputes its liability with respect to any such claim, the Indemnifying Party and the Indemnified Party shall negotiate in good faith for no less than 30 Business Days to resolve such dispute. Promptly following the final determination of the amount of indemnifiable Losses to which the Indemnified Party is entitled (whether determined in accordance with this Section 6.03(d) or by a court of competent jurisdiction), and subject to Section 6.04, the Indemnifying Party shall pay such indemnifiable Losses to the Indemnified Party by wire transfer or certified check made payable to the order of the Indemnified Party.

(e)    To the extent an Indemnified Party recovers Losses in respect of a claim of indemnification under this Article 6, no other Indemnified Party shall be entitled to recover the same Losses in respect of the same claim for indemnification unless the Losses of such other Indemnified Party actually differ and are not in any way duplicative.

Section 6.04    Limitations on Liability. Notwithstanding anything to the contrary stated in this Agreement:

(a)    No Loss shall be deemed to constitute the basis for a claim for indemnification under Section 6.02(a)(i), nor shall any such Loss be taken into account in determining the Deductible Amount under Section 6.04(b), if such Loss relating to any single event or series of related events does not exceed $20,000;

(b)    Parent shall have no liability pursuant to Section 6.02(a)(i), unless the aggregate Losses incurred or sustained by the Acquirer Indemnified Parties pursuant to this Article 6 exceed $275,000 (the “Deductible Amount”) (and then only to the extent such aggregate Losses exceed the Deductible Amount); provided, however, that this Section 6.04(b) shall not apply with respect to breaches of the Parent Fundamental Representations or the representations and warranties in Section 3.24;

(c)    in no event shall Parent’s liability arising out of or relating to Section 6.02(a)(i) exceed $2,750,000; provided, however, that this Section 6.04(c) shall not apply with respect to breaches by Parent of the Parent Fundamental Representations or the representations and warranties in Section 3.24;

(d)    in no event shall either party’s liability arising out of, under or relating to this Agreement exceed the Base Consideration;

(e)    the amount of any Losses subject to indemnification under this Article 6 shall be reduced or reimbursed, as the case may be, by any third party insurance or indemnity proceeds or recoveries actually received or realized by the relevant Acquirer Indemnified Party or Parent Indemnified Party, as applicable, with respect to such Losses. Acquirer and Parent shall, and shall cause the Acquirer Indemnified Parties and Parent Indemnified Parties, as applicable, to, use commercially reasonable efforts to collect any amounts available under such third party insurance coverage and from any Person alleged to have responsibility, provided that the foregoing obligation to use commercially reasonable efforts is not a condition precedent to an Indemnified Party’s rights to indemnification hereunder. If an Acquirer Indemnified Party or Parent Indemnified Party, as applicable, actually receives an amount under third party insurance coverage or from a third party with respect to Losses that were the subject of indemnification under this Article 6 at any time subsequent to indemnification provided hereunder, then such Acquirer Indemnified Party or Parent Indemnified Party, as applicable, shall promptly reimburse the Indemnifying Party to the extent of the amount received (less any reasonable costs and expenses incurred by the Indemnified Party in obtaining such amounts); and

(f)    (i) the Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses that are indemnifiable pursuant to this Article 6 (including incurring costs necessary to remedy the breach which gives rise to the Losses), (ii) no Indemnified Party shall have any recourse under this Agreement for any Losses that such Indemnified Party would not have suffered had such Indemnified Party exercised commercially reasonable efforts to mitigate such Losses within a reasonable amount of time following the discovery by such Indemnified Party of the fact, event or circumstance giving rise to such Losses, (iii) with respect to any Losses arising under Environmental Law that require remedial action to resolve, the Indemnified Party’s recovery under Section 6.02 shall not exceed the lowest cost method that complies with Environmental Law and (iv) the Indemnified Party shall have no right to recovery pursuant to Section 6.02(a) for any Losses that arise out of communications initiated by the Indemnified Party with a Governmental Authority except where such communications are required by Environmental Law or an Environmental Permit.

Section 6.05    Materiality. For purposes of this Article 6, the determination of the amount of Losses resulting from any inaccuracy or breach of any representation or warranty shall be determined without regard to and as if all qualifications as to materiality, MLP Material Adverse Effect, Acquirer Material Adverse Effect or similar qualifiers contained in or applicable to such representation or warranty were deleted therefrom (except for (a) any such qualifications contained in Section 3.10 (Financial Statements), Section 3.11 (Absence of Certain Changes) and Section 3.12 (No Undisclosed Material Liabilities), (b) any dollar or other numerical thresholds or (c) any materiality standard embodied in GAAP).

Section 6.06    Exclusive Remedy.

(a)    Except with respect to any express remedies provided for in this Agreement (including injunctive relief under Section 7.15) or any fraud, the indemnification and remedies set forth in this Article 6 shall constitute the sole and exclusive remedies of the Parties with respect to any Losses, liabilities, claims, or Proceedings relating to the former, current or future operations of the Compressco Entities; provided, however, that in the event a party should assert rights or obligations in connection with the transactions contemplated by this Agreement under any Applicable Law or cause of action not based on the interpretation or application of this Agreement, the Parties agree that the provisions of this Article 6 shall in all instances apply to such claim or cause of action. Except for the rights and remedies in respect of this Agreement, to the extent allowed by Applicable Law, each party hereby waives, releases, acquits and forever discharges the other party and their respective Affiliates and Representatives from any and all claims, actions, causes of action, demands, rights, damages, costs, expenses, Losses or compensation whatsoever, whether direct or indirect, known or unknown, foreseen or unforeseen, that such party now has against the other party or parties and their respective Affiliates and Representatives with respect to the transactions contemplated by this Agreement. Notwithstanding the above, an indemnitee shall have all remedies available under Applicable Law or in equity in the event of fraud (without giving effect to any of the limitations set forth in this Article 6).

(b)    NO PARTY SHALL BE LIABLE FOR ANY EXEMPLARY, REMOTE, SPECULATIVE, SPECIAL, INDIRECT OR PUNITIVE DAMAGES, CONSEQUENTIAL DAMAGES OR OTHER DAMAGES BASED ON LOSS OF PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY INCURRED OR SUFFERED BY A PARTY, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM SUCH PARTY’S (OR ANY OF ITS AFFILIATE’S) SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARE ACTUALLY RECOVERED BY A THIRD PARTY AGAINST AN INDEMNIFIED PARTY PURSUANT TO A THIRD-PARTY CLAIM AND THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION FOR SUCH THIRD-PARTY CLAIM PURSUANT TO THIS AGREEMENT.

ARTICLE 7

Miscellaneous

Section 7.01    Survival of Confidentiality Agreement. The Confidentiality Agreement will survive the Closing.

Section 7.02    Notices.

(a)    Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by email or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the parties at the addresses specified below:

if to Acquirer, to:

Spartan Energy Partners LP

9595 Six Pines Drive, Suite 4000

The Woodlands, TX 77380

Attention: Jonathan W. Byers

Email: jon.byers@spartanep.com

with a copy to (which shall not constitute notice to Acquirer) to:

Latham & Watkins LLP

811 Main Street, 37th Floor

Houston, Texas 77002

Attention:    Ryan J. Maierson

        John M. Greer

Email: ryan.maierson@lw.com; john.greer@lw.com

if to Parent, to:

TETRA Technologies, Inc.,

24955 Interstate 45 North

The Woodlands, Texas 77380

Attention: Elijio V. Serrano

Email: eserrano@tetratec.com

with a copy to (which shall not constitute notice to Acquirer) to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: David Palmer Oelman

Email: doelman@velaw.com

(b)    Notice given by personal delivery, mail or overnight courier pursuant to this Section 7.02 shall be effective upon physical receipt. Notice given by email pursuant to this Section 7.02 shall be effective as of the date of confirmed delivery if delivered before 5:00 p.m. Central Time on any Business Day or the next succeeding Business Day if confirmed delivery is after 5:00 p.m. Central Time on any Business Day or during any non-Business Day. Each party may change the address by which proper notice shall be given pursuant to this Section 7.02 by providing notice to the other party in accordance with this Section 7.02.

Section 7.03    Entire Agreement. Except for the Confidentiality Agreement, this Agreement (together with the Disclosure Schedules) and the other Transaction Documents, supersedes all prior discussions, representations and warranties, and agreements between the parties and/or their Affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the parties and their Affiliates hereto with respect to the subject matter hereof.

Section 7.04    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

Section 7.05    Disclosure.

(a)    Parent may, at its option, include in the Disclosure Schedules items that are not material, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material or exceed a monetary or other threshold specified for disclosure in this Agreement, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.

(b)    In no event shall disclosure of any matter, fact, occurrence, information or circumstance in this Agreement be deemed or interpreted to broaden the scope of, or alter or otherwise change, the representations and warranties, obligations, covenants, conditions, indemnities or agreements contained in this Agreement or any of the other Transaction Documents, or to create any representation, warranty, obligation, covenant, condition, indemnity or agreement that is not contained in the Agreement or any of the other Transaction Documents. The inclusion of any matter, fact, information or circumstance in this Agreement shall not be construed as an admission or acknowledgment or otherwise imply that such matter, fact, occurrence, information or circumstance is required to be listed in this Agreement in order for any representation or warranty in the Agreement to be true and correct, or that any such matter, fact, occurrence, information or circumstance arises to an MLP Material Adverse Effect or is material (or not material) to or outside (or in) the ordinary course of business of the Compressco Entities (or that any such matter, fact, occurrence, information or circumstance is above or below any specified monetary or other threshold).

(c)    Any exception, qualification or other disclosure set forth on this Agreement with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception, qualification or other disclosure with respect to all other representations, warranties and covenants contained in this Agreement to the extent any description of facts regarding the event, item or matter disclosed is adequate so as to make reasonably apparent that such exception, qualification or disclosure is applicable to such other representations, warranties or covenants whether or not such exception, qualification or disclosure is so numbered.

(d)    The sections or subsections of each Disclosure Schedule are arranged in sections corresponding to the numbered and lettered sections and subsections of this Agreement. Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. In particular, although the Disclosure Schedules may contain supplementary information not specifically required under this Agreement to be included in the Disclosure Schedules, such additional matters are set forth for informational purposes, are not represented or warranted in this Agreement and do not necessarily include other matters of a similar nature. To the extent cross-references are set forth in any section or subsection of any of the Disclosure Schedules, such cross-references are intended solely for convenience and are by no means intended as a statement of limitation as to where disclosure is relevant or appropriate, and any information set forth in one section or subsection of such Disclosure Schedule shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance could reasonably be expected to be pertinent.

(e)    All references in this Agreement to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties, or similar matters or statements, are intended only to allocate rights and risks between Parent and Acquirer and are not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any party to this Agreement, or give rise to any claim or benefit to any Person. In addition, the disclosure of any matter in the Disclosure Schedules is not to be deemed an admission against any party that such matter actually constitutes noncompliance with or a violation of Contract or Law or other topic to which such disclosure is applicable. The reference to any Contract or other documents or materials in any section or subsection of any of the Disclosure Schedules shall be deemed to incorporate by reference, for all purposes set forth in this Section 7.05 and the remainder of this Agreement, all terms and conditions of, and schedules and annexes to, such Contract or other document to the extent made available, prior to the date of this Agreement, to Acquirer and its Representatives or Parent and its Representatives, as applicable.

(f)    In disclosing any matter, fact, occurrence, information or circumstance in this Agreement, the disclosing party is not waiving any attorney-client privilege associated with any such matter, fact, occurrence, information or circumstance, or any protection afforded by the “work product doctrine” with respect to any of the same.

Section 7.06    Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Applicable Law, will be cumulative and not alternative.

Section 7.07    Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by Acquirer and Parent.

Section 7.08    No Third Party Beneficiary. Except for the provisions of Section 5.03 and Article 6 (which, in each case, are intended to be for the benefit of the Persons identified therein), the terms and provisions of this Agreement are intended solely for the benefit of the parties and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

Section 7.09    Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party without the prior written consent of the other party, and any attempt to do so will be void, except for assignments and transfers by operation of Applicable Law; provided, however, that Acquirer may (a) assign any or all of its rights and interests hereunder to one or more Affiliates or (b) designate one or more of its Affiliates to perform its obligations hereunder; provided further that in any event, Acquirer shall remain responsible for all of its obligations hereunder. Subject to this Section 7.09, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties and their respective successors and permitted assigns.

Section 7.10    Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not modify, define or limit any of the terms or provisions hereof.

Section 7.11    Invalid Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 7.12    Counterparts; pdf. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 7.13    Governing Law; Venue; and Jurisdiction.

(a)    This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to any conflict or choice of law provision that would result in the imposition of another state’s Law.

(b)    Each party hereby irrevocably submits to the exclusive jurisdiction of any state court in Harris County, Texas, or, if such court shall not have jurisdiction, any Federal court of the United States of America located in the State of Texas, in connection with any action, suit or other Proceeding brought in connection with the rights and obligations of the parties pursuant to this Agreement, and agrees that any such action, suit or other Proceeding may be brought in such court. Each party hereby irrevocably waives the defense of an inconvenient forum to the maintenance of any such action or Proceeding. Each party further agrees to accept service of process out of any of the before mentioned courts in any such dispute by registered or certified mail addressed to the party at the address set forth in Section 7.02.

EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND WITH RESPECT TO ANY COUNTERCLAIM RELATED THERETO. PARENT AND ACQUIRER EACH HEREBY (I) CERTIFY THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 7.13.

Section 7.14    Attorneys’ Fees. If either party shall bring an action to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and expenses incurred in such action from the unsuccessful party.

Section 7.15    Specific Performance. Each of the Parties agrees that the other Party to this Agreement would be damaged irreparably and would have no adequate remedy at law in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other Party and to enforce specifically this Agreement and the terms and provisions hereof, this being in addition to any other remedies to which such Party is entitled at law or in equity. Each Party agrees not to dispute or resist any such application for relief on the basis that the other Party to this Agreement has an adequate remedy at law or that damage arising from such non-performance or breach is not irreparable.

Section 7.16    No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover any monetary damages from, any Non-Recourse Party.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SPARTAN ENERGY HOLDCO, LLC

By:	/s/ John E. Jackson
Name: John E. Jackson
Title: Chief Executive Officer

Signature Page to Purchase and Sale Agreement

TETRA TECHNOLOGIES, INC.

By:	/s/ Elijio V. Serrano
	Name:	Elijio V. Serrano
	Title:	Senior Vice President and Chief Financial Officer

Signature Page to Purchase and Sale Agreement

Solely for the purposes of set forth in Section 5.12:

SPARTAN ENERGY PARTNERS LP

By:	/s/ John E. Jackson
	Name:	John E. Jackson
	Title:	Chief Executive Officer

Signature Page to Purchase and Sale Agreement

EXHIBIT A

Form of General Partner Equity Interests

Assignment and Assumption Agreement

Execution Version

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made and entered into as of January 29, 2021 (the “Effective Date”), by and between Compressco Field Services, L.L.C., an Oklahoma limited liability company (“Assignor”), and Spartan Energy Holdco, LLC, a Delaware limited liability company (“Assignee”). Assignor and Assignee may be referred to herein, collectively as the “Parties,” and each individually as a “Party.”

RECITALS

WHEREAS, Assignor is an indirect wholly-owned subsidiary of TETRA Technologies, Inc., a Delaware corporation (“TETRA”);

WHEREAS, TETRA, Assignee and, solely for the limited purposes stated therein, Spartan Energy Partners LP have entered into that certain Purchase and Sale Agreement dated as of the date hereof (the “Purchase and Sale Agreement”);

WHEREAS, Assignor directly owns all of the issued and outstanding membership interests (the “Equity Interests”) of CSI Compressco GP LLC, a Delaware limited liability company (the “General Partner”);

WHEREAS, Assignor desires to assign and transfer the Equity Interests to Assignee, and Assignee desires to accept the Equity Interests from Assignor, each in accordance with the terms and conditions of this Assignment and the Purchase and Sale Agreement; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Purchase and Sale Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for such other good and valuable consideration, including, but not limited to, the consideration described in the Purchase and Sale Agreement, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

AGREEMENTS

Assignment. Effective as of the Effective Date, and subject to the terms and conditions of this Assignment and the Purchase and Sale Agreement, (a) Assignor (i) does hereby assign and transfer to Assignee all of Assignor’s right, title and interest in and to the Equity Interests, including all voting, consent, and financial rights now or hereafter existing and associated with ownership of the Equity Interests and (ii) ceases to be a member of the General Partner immediately following Assignee’s admission as a member of the General Partner, (b) Assignee hereby (i) accepts and assumes, all such right, title and interest in and to the Equity Interests, (ii) assumes all of the duties, liabilities and obligations of Assignor with respect to the Equity Interests, and (iii) consents to be admitted as a member of the General Partner and (c) the General Partner hereby continues without dissolution with Assignee as the sole member of the General Partner.

Successors and Assigns. The provisions of this Assignment shall be binding upon and inure to the benefit of the Parties and their respective permitted successors, assigns and legal representatives.

Entire Agreement. This Assignment, together with the Purchase and Sale Agreement and all exhibits and schedules thereto, supersedes any prior or contemporaneous understandings or agreements between the Parties respecting the subject matter hereof and constitutes the entire understanding and agreement between the Parties with respect to the assignment and transfer of the Equity Interests by Assignor to Assignee. In the event of a conflict or inconsistency between the terms and conditions of this Assignment and the Purchase and Sale Agreement, the terms and conditions of the Purchase and Sale Agreement shall control to the extent of such conflict.

Applicable Law. This Assignment shall be governed and construed in accordance with the laws of the State of Texas, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction.

Amendment. This Assignment may be amended or modified only by an agreement in writing signed by Assignor and Assignee and expressly identified as an amendment or modification hereto.

Further Assurances. Each Party will use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, to fulfill its obligations under this Assignment and to consummate and make effective the transactions contemplated hereby.

Headings. The headings and captions contained in this Assignment have been inserted for convenience only and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions hereof.

Counterparts. This Assignment may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument. Any signature hereto delivered by a Party by facsimile transmission or electronic mail shall be deemed an original signature hereto.

[Signature pages follow.]

IN WITNESS WHEREOF, Assignor and Assignee have caused their duly authorized representatives to execute this Assignment as of the Effective Date.

ASSIGNOR:

COMPRESSCO FIELD SERVICES, L.L.C.,
an Oklahoma limited liability company

By:
Name:	Brady M. Murphy
Title:	President

[Signature Page to

Assignment and Assumption Agreement]

ASSIGNEE:

SPARTAN ENERGY HOLDCO, LLC, a Delaware limited liability company

By:
Name:
Title:

[Signature Page to

Assignment and Assumption Agreement]

EXHIBIT B

Form of Transition Services Agreement

Execution Version

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (the “Agreement”) dated January 29, 2021, is entered into by and among TETRA Technologies, Inc., a Delaware corporation (“Parent”) and CSI Compressco LP, a Delaware limited partnership (the “MLP”). Parent and the MLP are hereinafter collectively referred to as the “parties” and individually as a “party.”

WHEREAS, Parent and Spartan Energy Holdco, LLC, a Delaware limited liability company (“Acquirer”), have entered into that certain Purchase and Sale Agreement dated of even date herewith (the “Purchase and Sale Agreement”), pursuant to which Parent is selling to Acquirer, and Acquirer is purchasing from Parent, all of the Subject Interests on the terms and subject to the conditions set forth therein;

WHEREAS, in order to separate the MLP from the organizational infrastructure and resources of Parent and transition the MLP to operate independently of Parent, certain transitional services relating to the business and operations of the MLP are required to be provided by Parent to the MLP for a limited period of time following the Closing Date to enable an effective and orderly transition following the closing of the transactions contemplated by the Purchase and Sale Agreement (the “Closing”); and

WHEREAS, Parent is willing to provide such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Purchase and Sale Agreement:

“Acquirer” has the meaning given such term in the Recitals.

“Additional Services” has the meaning given such term in Section 2.2.

“Agreement” has the meaning given such term in the Preamble.

“Closing” has the meaning given such term in the Recitals.

“Combined Expenditures” means expenditures to be paid by Parent on behalf of the Compressco Entities consistent with the past practices of Parent and the Compressco Entities prior to the date of this Agreement that are not included within the Services, including, without limitation, payroll and benefits related expenditures (including matching contributions to 401(k) plans) and medical and dental insurance claims, but excluding insurance related expenditures covered by Section 5.4(b).

“Compressco Entities” means, collectively, the General Partner, GP Sub, and the MLP Entities.

“Costs of Correction” has the meaning given such term in Section 3.2.

“Employees” means the employees of the Compressco Entities as of the Closing.

“Force Majeure Event” has the meaning given such term in Section 7.1.

“General Partner” means CSI Compressco GP LLC, a Delaware limited liability company.

“GP Sub” means CSI Compressco Investment LLC, a Delaware limited liability company.

“MLP” has the meaning given such term in the Preamble.

“MLP Entity” means the MLP and each of the MLP Subsidiaries.

“MLP Subsidiary” means each direct and indirect Subsidiary of the MLP listed on Schedule 1.1 of the Disclosure Schedules to the Purchase and Sale Agreement.

“Parent” has the meaning given such term in the Preamble.

“Parent Contractors” has the meaning given such term in Section 2.4.

“Parent Indemnitees” has the meaning given such term in Section 5.2(a).

“party” or “parties” has the meaning given such term in the Preamble.

“Purchase and Sale Agreement” has the meaning given such term in the Recitals.

“Schedules” means the schedules initially attached hereto and any subsequent schedules that may become a part of this Agreement.

“Service Coordinator” has the meaning given such term in Section 2.3.

“Services” has the meaning given such term in Section 2.1.

“Tax” has the meaning given such term in Section 3.4.

“Transition Period” has the meaning given such term in Section 4.1.

2

ARTICLE II

SERVICES

Section 2.1    Services. Upon the terms and subject to conditions of this Agreement, Parent, acting directly or through its Affiliates and its and their respective employees, agents, contractors or independent third parties designated by any of them, agrees to use commercially reasonable efforts to provide or cause to be provided during the Transition Period (as defined below) the transition services to the MLP as set forth in Schedules A through M hereto (such services, together with any Additional Services provided in accordance with Section 2.2, are collectively referred to herein as the “Services”). The parties acknowledge and agree that it may not be practicable to describe each and every aspect of a particular Service in detail; therefore, each Service that is generally agreed upon by the parties and included in the Schedules will be provided in accordance with the applicable terms of this Agreement and consistent with the past practices of Parent, even where all aspects regarding the provision of a particular Service are not described in detail.

Section 2.2    Additional Services. At any time during the Transition Period, the MLP may request additional services not listed in Schedules A through M hereto (the “Additional Services”) that are considered outside the normal course of business by providing written notice to Parent. Such additional services might include, among other things, support for separating the accounting and IT systems, extracting data from the current systems to potential new systems, evaluating the compatibility of new systems with the current systems, compliance with new reporting requirements as a result of the transactions contemplated by the Purchase and Sale Agreement, and other such projects and services that have not been provided for pursuant to this Agreement. If Parent has the capacity and resources available, such additional services shall be billed to the MLP at $45 per hour for clerical or staff personnel and at $100 per hour for supervisory and managerial personnel. Parent shall notify the MLP within five (5) Business Days of receipt of such request whether Parent, in its sole discretion, is able and willing to provide such Additional Services and shall provide the MLP with a good faith estimate of the additional consideration that would be payable to Parent on account of providing such Additional Services. In the event that Parent agrees to provide such Additional Services upon the mutual agreement of the parties as to the nature, duration, cost and scope of such Additional Services, the parties shall supplement, in writing with the issuance of a purchase order, the Schedules hereto to include such Additional Services.

Section 2.3    Service Coordinators. Parent and the MLP will each nominate in writing a representative to act as the primary contact with respect to the provision of the Services and the resolution of disputes under this Agreement (each such person, a “Service Coordinator”). The initial Service Coordinators shall be Richard O’Brien and Jon Byers (or their designated delegates) for Parent and the MLP, respectively. Unless Parent and the MLP otherwise agree in writing, Parent and the MLP agree that all notices and communications relating to this Agreement other than those day-to-day communications and billings relating to the actual provision of the Services shall be delivered to the Service Coordinators in accordance with Section 8.3 hereof. The Service Coordinators shall communicate as expeditiously as possible to resolve any dispute hereunder. Each party may from time to time change its Service Coordinator by providing the other party one (1) day’s advance written notice of such change.

3

Section 2.4    Third Party Services. Parent may only delegate or subcontract its duties under this Agreement consistent with past practice to one or more of its Affiliates or qualified third parties that, in each case, is already providing such Services on behalf of the MLP (“Parent Contractors”); provided, however, that such delegation or subcontracting shall not relieve Parent of any of its obligations under the Agreement and Parent shall in all cases remain primarily responsible for the standard and scope of the Services provided by its Affiliates or third party subcontractors. If subcontracting for a Service is not consistent with the past practice of Parent, then Parent shall give notice to the MLP of its intent to subcontract such Service and the MLP shall have five (5) Business Days to object to such subcontracting, in which event Parent will not be permitted to subcontract such Service.

Section 2.5    Standard of Performance; Disclaimer of Warranty; Limitation of Liability.

(a)

Except as otherwise provided in a Schedule for a specific Service, the Services shall be in scope and nature substantially consistent with the Services provided by Parent (or its Affiliates or Parent Contractors) to the MLP in the ordinary course of business prior to the Closing Date. In addition, the Services to be provided hereunder shall be performed in in accordance with Applicable Law and in a manner (including as to volume, amount, level or frequency, as applicable) and at a level of effort, care and diligence substantially consistent with the manner and level that such Services have been provided to the MLP in the ordinary course of business prior to the Closing Date. Parent shall be entitled to rely upon all directions provided by the MLP’s Service Coordinator or other third parties designated by the MLP’s Service Coordinator. In doing so, Parent shall be fully protected in relying upon any such directions. In addition, Parent shall be entitled to rely on the accuracy and completeness of all data, including any personnel data, provided by the MLP to Parent as necessary for the performance of the Services and Parent shall have no liability for inaccuracies or omissions in such data and no duty to verify such information. It is understood and agreed that Parent is not a professional provider of the types of services included in the Services and that Parent’s personnel performing Services hereunder have other responsibilities and will not be dedicated full-time to performing Services hereunder.

(b)

In the event Parent fails to provide, or cause to be provided, the Services in accordance herewith, the MLP shall promptly notify Parent thereof and the sole and exclusive remedy of the MLP shall be, at the MLP’s sole discretion, within thirty (30) days from the date that Parent first fails to provide such Service, either (i) to have the Service reperformed, or (ii) to not pay fees for such Service, or if payment has already been made, to receive a refund of the payment of fees made for such defective Service; provided, however, that in the event Parent defaults in the manner described in Section 4.2(b), the MLP shall have the further right of termination as set forth in Section 4.2.

(c)

Upon the terms and subject to conditions of this Agreement, Parent shall have the right to determine the personnel, assets and other resources used to provide the Services, as well as the manner in which Parent provides the Services. Unless agreed to as part of

4

an Additional Service, Parent will have no obligation hereunder to alter the Services or to perform any other services not specifically set forth herein to accommodate any post-Closing changes of the MLP or the Compressco Entities, including any acquisitions or divestitures. Any increases in the cost of providing Services resulting from changes to Applicable Laws and/or GAAP shall be deemed to increase the amount payable by the MLP to Parent in respect of such Services provided in the Schedules hereto from the date of such change in Applicable Law and/or GAAP. Except for insurance premiums and Retained Policy Costs which are covered by Section 5.4(b) and Combined Expenditures, in the event Parent shall be required to expend funds on the MLP’s behalf for any costs or expenses outside of the scope of the Services, Parent shall provide advance written notice of such expenditure at least five (5) Business Days prior to the date on which such expenditure is required to be made, in each case setting forth in reasonable detail the amount of such expenditure and the items related thereto. Upon providing notice in accordance with this Section 2.5(c), Parent will have no obligation to expend such funds (and as a result perform such task related to such expenditures) on the MLP’s behalf unless, and only to the extent, the MLP has timely made the necessary funds available to Parent in accordance with the terms of this Agreement.

(d)

Except as specifically provided in a Schedule for a specific Service, Parent shall not be obligated to provide records, financial information, or other information which is not kept or reported in the ordinary course of business by Parent.

(e)

THE MLP ACKNOWLEDGES THAT PARENT IS NOT IN THE BUSINESS OF PROVIDING THE SERVICES AND THAT PARENT IS PROVIDING THE SERVICES SOLELY AS AN ACCOMMODATION TO THE MLP FOLLOWING THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED IN THE PURCHASE AND SALE AGREEMENT. THE MLP FURTHER ACKNOWLEDGES THAT A MATERIAL INDUCEMENT TO PARENT’S AGREEMENT TO PROVIDE THE SERVICES IS THE LIMITATION OF LIABILITY PROVIDED BY THE MLP IN THIS AGREEMENT. EXCEPT AS PROVIDED IN THIS SECTION 2.5, THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.5, NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, IMPLIED OR EXPRESSED, ARE MADE BY PARENT WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT, AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.5, ALL SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY WAIVED AND DISCLAIMED.

(f)

EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.5, THE MLP HEREBY EXPRESSLY WAIVES ANY RIGHT THE MLP MAY OTHERWISE HAVE FOR ANY LOSSES, TO ENFORCE THIS CONTRACT THROUGH SPECIFIC PERFORMANCE OR TO PURSUE ANY OTHER REMEDY AVAILABLE IN CONTRACT, AT LAW OR IN EQUITY IN THE EVENT OF ANY NON-PERFORMANCE, INADEQUATE PERFORMANCE, FAULTY PERFORMANCE OR OTHER FAILURE OR BREACH BY PARENT UNDER OR RELATING TO THIS AGREEMENT, NOTWITHSTANDING THE NEGLIGENCE (WHETHER

5

SOLE, JOINT, CONCURRENT, ACTIVE OR PASSIVE) OF PARENT OR ANY THIRD PARTY SERVICE PROVIDER AND WHETHER DAMAGES ARE ASSERTED IN CONTRACT, IN WARRANTY, IN TORT, BY STATUTE OR OTHERWISE; PROVIDED, HOWEVER, THAT THE FOREGOING WAIVER SHALL NOT EXTEND TO COVER, AND PARENT SHALL BE RESPONSIBLE FOR, SUCH LOSSES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF PARENT, ITS AFFILIATES AND PARENT CONTRACTORS, IN EACH CASE, IN CONNECTION WITH THE NONPERFORMANCE, INADEQUATE PERFORMANCE, FAULTY PERFORMANCE OR OTHER FAILURE OR BREACH OF THE SERVICES OR WILLFUL BREACH OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL PARENT BE LIABLE TO THE MLP WITH RESPECT TO CLAIMS ARISING OUT OF THIS AGREEMENT FOR AMOUNTS IN THE AGGREGATE EXCEEDING THE AGGREGATE FEES PAID HEREUNDER BY THE MLP.

Section 2.6    Service Boundaries and Scope.

(a)

Except as provided in a Schedule for a specific Service: (i) Parent shall be required to provide, or cause to be provided, the Services only at the locations such Services are being provided by Parent in connection with the business of the MLP immediately prior to the Closing Date; and (ii) the Services shall be available only for purposes of conducting the business and operations of the MLP substantially in the manner it was conducted immediately prior to the Closing Date. Except as provided in a Schedule for a specific Service, in providing, or causing to be provided, the Services, in no event shall Parent be obligated to: (A) maintain the employment or engagement of any specific employee or independent contractor or hire additional employees; (B) purchase, lease, modify or license any additional equipment (including computer equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property), software or other assets, rights or properties; (C) make modifications to its existing systems or software; (D) provide the MLP with access to any systems or software other than those to which the MLP had authorized access immediately prior to the Closing Date; or (E) pay any costs related to the transfer or conversion of data of the MLP. The provision of the Services, including certain information technology and data processing services as more particularly described in any Schedule, may require consents, waivers or approvals from third parties under licenses and Contracts to which Parent or one or more of its Affiliates is a party. The parties shall use commercially reasonable efforts to obtain any such consents, waivers or approvals necessary for Parent to provide the Services, with any cost incurred in obtaining the consent, waiver or approval to be paid directly by the MLP. Parent shall not be required to perform Services hereunder that conflict with any Applicable Law, Contract, rule, regulation, order, license, authorization, certification or permit or Parent’s Code of Business Conduct and Ethics.

(b)

At all times during the performance of the Services, Parent shall be considered an independent contractor and all persons performing such Services (including agents, temporary employees, independent third parties and consultants) shall be construed as being independent from the MLP, and such persons shall not be considered or deemed

6

to be an employee of the MLP. The responsibility of such persons is to perform the Services in accordance with this Agreement and, as necessary, to advise the MLP in connection therewith, and such persons shall not be responsible for decision-making on behalf of the MLP. Such persons shall not be required to report to management of the MLP nor be deemed to be under the management or direction of the MLP, but shall at all times be under the direct and sole supervision and control of Parent.

(c)

It is not the intent of either party for Parent to render, or for the MLP to receive from Parent, any professional advice or opinions, whether with regard to tax, legal, treasury, finance, employment or other business and financial matters, technical advice, whether with regard to information technology or other matters, or the handling of or addressing environmental matters. The MLP shall not rely on, or construe, any Service rendered by or on behalf of Parent as such professional advice or opinions or technical advice, and the MLP shall seek third-party professional advice and opinions or technical advice as it may desire or need.

Section 2.7    Cooperation.. Parent and the MLP shall cooperate with one another and provide such further assistance as the other party may reasonably request in connection with the provision of Services hereunder. The MLP shall provide to Parent any information reasonably necessary for the performance of the Services by Parent hereunder, including by providing necessary access to people, equipment and systems relating to the performance of such Services.

Section 2.8    Transitional Nature of Services; Changes . The parties acknowledge the transitional nature of the Services and that Parent may make changes from time to time in the manner of performing the Services if Parent is making similar changes in performing similar services within its organization and, to the extent Parent determines such changes are material, Parent will furnish to the MLP prompt notice respecting any such change a minimum of ten (10) days in advance of implementing such change.

Section 2.9    Access and Provision of Information. During the term of this Agreement and for so long as any Services are being provided to the MLP by Parent, the MLP will provide Parent and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to the MLP, the MLP’s employees (including the Employees) and representatives, the operating data and property and facilities of the MLP as Parent or its authorized representatives may reasonably request in order to perform such Services. Any data, information, equipment or general directions reasonably necessary for Parent or any of its Affiliates or their respective representatives to perform the Services that is not contained in the historical records or the current databases of Parent shall be provided by the MLP or its Affiliates in a timely manner. The access rights granted pursuant to this Section 2.9 shall not unreasonably interfere with the operations or business of the MLP. Representatives of Parent or its Affiliates, when on the property of the MLP, or when provided access to any equipment, computer, software, network or files owned or controlled by the MLP, will conform to the policies, procedures, rules and regulations of the MLP concerning safety, health and security as in effect immediately prior to the Closing Date and any subsequent changes for which the MLP has given reasonable notice in writing to Parent.

7

Section 2.10    No Breach. Notwithstanding anything to the contrary herein, Parent shall not be deemed to be in breach of its obligations hereunder by reason of any of the following: (a) the failure of the MLP or any third party to grant its consent to any matter requiring such consent prior to Parent’s performance of its obligations with respect to such matter; (b) the failure of the MLP to provide, in advance, funds that are necessary for Parent to perform any of the Services as contemplated herein including, without limitation, the Services contemplated by Schedule A and Schedule M; (c) the failure of the MLP to enter into a contract or agreement with a third party that is necessary for Parent to perform its obligations with respect to such matters; or (d) any acts of Parent done at the request or direction of the MLP or its representatives.

ARTICLE III

SERVICE CHARGES AND PAYMENTS

Section 3.1    Consideration. Subject to the specific terms of this Agreement, the MLP shall, in consideration for the provision of a Service, pay to Parent the mutually agreed fee for such Service set forth in the Schedules.

Section 3.2    Payment . Except as set forth in a Schedule for a specific Service, charges for Services shall be invoiced monthly by Parent. Parent shall deliver such invoice to the MLP on the first Business Day of the month in which the charges for Services are to be incurred. Subject to Section 3.3, upon receipt of such invoice, the MLP shall pay to Parent, by wire transfer in accordance with the instructions provided by Parent, fifty percent (50%) of such amount due thereunder no later than three (3) days after receipt of such invoice. The remaining fifty percent (50%) of such invoice shall thereafter be paid on the 15th of such month (or the next succeeding Business Day if the 15th is not a Business Day). Each invoice shall be directed to the MLP’s Service Coordinator or such other person designated in writing from time to time by such Service Coordinator. The invoice shall set forth in reasonable detail for the period covered by such invoice: (a) the fees due for the Services rendered and other charges due hereunder, and (b) the basis for the calculation of the charges. Upon written request, Parent will provide to the MLP reasonable detail and support documentation to permit the MLP to verify the accuracy of an invoice. Interest will accrue on any past due amounts from the date such payment was due at 5% per annum or, if less, the maximum non-usurious rate of interest permitted by Applicable Law, until such amounts, together with all accrued and unpaid interest thereon, are paid in full. Any preexisting obligation to make payment for any Services provided and fees and charges due hereunder shall survive the termination of this Agreement. Notwithstanding any other provision in this Agreement to the contrary, to the extent Parent provides any Service based on instructions from the MLP and Parent’s performance in accordance with such instructions leads to a deficiency in such Service such that money must be expended to correct such deficiency and/or a liability to a third-party arises (collectively, “Costs of Correction”), Parent shall be entitled to invoice the MLP for such Costs of Correction and the MLP shall promptly pay such Costs of Correction to Parent in same manner as other invoices submitted hereunder. Parent may notify the MLP in writing of any

8

Combined Expenditures paid by Parent on behalf of the Compressco Entities, which shall be allocated in accordance with Parent’s past practices for allocating such expenditures between Parent and the Compressco Entities prior to the date of this Agreement, and the MLP shall, within one (1) Business Day following receipt of such notice, reimburse Parent for such Combined Expenditures.

Section 3.3    Payment Disputes. The MLP may object in good faith to any invoiced amounts for any Service at any time before, at the time of or after payment is made, provided that such objection is made in writing to Parent within ten (10) days following the date of the disputed invoice. The MLP shall pay any and all undisputed amounts when due in accordance with Section 3.2; provided, that the MLP shall be entitled to withhold payment of any amount that is subject to a good-faith dispute; and provided, further, that no such withholding shall relieve (i) Parent of any of its obligations hereunder to continue to perform the Services or (ii) the MLP of any its obligations hereunder to continue to pay undisputed amounts when due, in each case accordance with the terms of this Agreement during the period that such amount is in dispute. The parties shall seek to resolve all such disputes expeditiously and in good faith. In the event such dispute is not resolved by the parties within thirty (30) days of delivery of such objection notice by the MLP to Parent, each party shall designate one (1) senior officer on its behalf in order to negotiate in good faith and come to a final resolution of such disputed amounts. Payment of any amount prior to resolution of any such objection shall not constitute a waiver of such objection by the MLP. Neither party shall have a right of set-off against the other party for billed amounts hereunder. If it is subsequently determined, whether by mutual agreement of the parties or pursuant to Applicable Law, that the MLP is required to pay all or any portion of the disputed amounts to Parent, then the MLP shall pay such amount as determined to Parent within three (3) Business Days of such determination.

Section 3.4    Taxes. All taxes, excises, fees, interest, penalties or other charges (including sales, use or receipts taxes, but not including a tax on or measured by the income, net or gross revenues, business activity or capital of Parent), now or hereafter imposed directly or indirectly by Law upon any fees paid hereunder for Services, which Parent is required to collect or incur in connection with the provision of Services hereunder (“Tax”), shall be passed on to the MLP as an explicit surcharge and shall be paid by the MLP in addition to any payment of fees for Services, whether included in the applicable payment of fees for Services, or added retroactively. If the MLP submits to Parent a timely and valid resale or other exemption certificate reasonably acceptable to Parent and sufficient to support the exemption from Tax, then such Tax will not be added to the fee for Services payable pursuant to Section 3.1; provided, however, that if Parent is ever required to pay such Tax, the MLP will promptly reimburse Parent for such Tax. The parties will cooperate to minimize the imposition of any Taxes or to obtain any exemption relating to, or reduced rate of, deduction or withholding for or on account of Taxes.

Section 3.5    Records; Audits. Parent shall maintain true and correct records of all costs, fees and expenses incurred by Parent relating to the Services rendered hereunder in accordance with its standard accounting practices and procedures. Parent

9

shall retain such records and make them available to the MLP or the MLP’s auditors for a period of not less than twelve (12) months after the termination or expiration of the Transition Period. Upon written request, the MLP and its duly authorized representatives shall have access during customary business hours to the accounting records and other documents maintained by Parent that relate to the provision of the Services and shall have the right to audit such records.

ARTICLE IV

TERM AND TERMINATION

Section 4.1    Term. Subject to Section 4.2 and Section 4.3, during the Transition Period, Parent shall provide the specific Services to the MLP pursuant to this Agreement for the time period set forth on the Schedule relating to the specific Service. The MLP shall undertake to provide to itself, and to terminate as soon as reasonably practicable, each of the Services provided to the MLP hereunder. This Agreement shall be effective as of the Closing and shall continue in effect until January 31, 2022 (the “Transition Period”), unless the Agreement is terminated prior thereto at any time in accordance with Article IV.

Section 4.2    Termination. Notwithstanding anything herein or elsewhere to the contrary, this Agreement may be terminated at any time upon the happening of any of the following events or conditions:

(a)	by the written consent of each of the parties;

(b)

by the MLP, upon Parent’s breach of a material obligation under this Agreement and, after having been given written notice specifying such breach, Parent does not correct such breach within twenty (20) days of receipt of said notice;

(c)

by Parent, upon the MLP’s breach of a material obligation under this Agreement (including, without limitation, the payment of invoices when due) and, after having been given written notice specifying such breach, the MLP does not correct such breach within twenty (20) days of receipt of said notice; and

(d)

by either Parent or the MLP, if the other party shall become or be adjudicated insolvent, or bankrupt, or a receiver or trustee shall be appointed for the other party or its property or a petition for reorganization or arrangement under any bankruptcy or insolvency law shall be approved, or an assignment shall be made for the benefit of creditors of the other party, or the other party shall file a voluntary petition in bankruptcy or shall consent to the appointment of a receiver or trustee. Such termination will be effective immediately upon receipt of notice of termination by the non-terminating party.

Section 4.3    Discontinuation of Services. At any time during the term of this Agreement, the MLP may, in accordance with the terms and conditions hereunder, request the discontinuation of one or more specific Services provided under Schedules C-M by giving Parent at least thirty (30) days’ prior written notice. Services on Schedules A and B are interrelated and cannot be individually discontinued. For the avoidance of doubt, if the MLP requests any Services under either Schedule A or Schedule B be discontinued, all Services on both schedules shall be discontinued. The MLP shall be required to pay to Parent (a) the prorated fee for any such discontinued Service, (b) any costs and expenses that Parent remains obligated to pay to third parties

10

in connection with, and attributable to, the provision of any discontinued Service, and (c) such other amounts as set forth in any Schedule. The parties shall cooperate as reasonably required to effectuate an orderly and systematic transfer to the MLP of all of the duties and obligations previously performed by Parent under this Agreement.

Section 4.4    Effect of Discontinuation or Termination of Services. Upon the discontinuation or termination of a Service hereunder, this Agreement shall be of no further force and effect with respect to such Service, except as to obligations accrued prior to the date of discontinuation or termination and except as provided in Section 8.12 hereof. Upon the termination of the Services to be provided hereunder, Parent will promptly deliver to the MLP upon request copies of any books and records, Contracts, and all other papers or documents in Parent’s possession that relate exclusively to the Services provided thereunder; provided, that Parent shall be allowed to retain copies of any such materials. If any of the MLP Entities or Acquirer hires an employee of Parent that is providing Services under this Agreement, then the Full Time Equivalent ratio and the corresponding monthly fee for such Services (each as set forth on the applicable Schedule) will be proportionately reduced by the portion of the Full Time Equivalent ratio and the monthly fee attributable to such employee, effective as of the date such employee commences employment with the MLP Entity or Acquirer.

ARTICLE V

INDEMNIFICATION, WAIVER AND INSURANCE

Section 5.1    Waiver of Damages. NEITHER PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR ANY CONSEQUENTIAL, INDIRECT, REMOTE, SPECULATIVE, SPECIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES OR ANY LOST PROFITS OR REVENUES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF ACTIVITIES OR OBLIGATIONS UNDER OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE ACTS, OMISSIONS, NEGLIGENCE OR GROSS NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, ACTIVE OR PASSIVE) OR FAULT OF ANY PERSON.

Section 5.2    Indemnification.

(a)    EXCEPT WITH REGARD TO THE LIMITED REMEDIES EXPRESSLY SET FORTH HEREIN, THE MLP SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD PARENT, ITS AFFILIATES AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, MANAGERS AND AGENTS (EACH A “PARENT INDEMNITEE”) HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, CLAIMS, DEMANDS, COSTS, EXPENSES, FINES, PENALTIES, DAMAGES, AWARDS, JUDGMENTS OR OTHER LOSSES RESULTING FROM, ATTRIBUTABLE TO, ARISING OUT OF OR RELATED TO A PARENT INDEMNITEE’S PERFORMANCE OF THE SERVICES, HOWSOEVER ARISING AND WHETHER OR NOT CAUSED BY THE NEGLIGENCE OF A PARENT INDEMNITEE OR ANY PARENT CONTRACTOR, OTHER THAN THOSE LOSSES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARENT INDEMNITEE OR ANY PARENT CONTRACTOR.

11

(b)    PARENT SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD THE MLP, ITS AFFILIATES AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, MANAGERS AND AGENTS HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, CLAIMS, DEMANDS, COSTS, EXPENSES, FINES, PENALTIES, DAMAGES, AWARDS, JUDGMENTS OR OTHER LOSSES RESULTING FROM, ATTRIBUTABLE TO, ARISING OUT OF OR RELATED TO THE PERFORMANCE OF THE SERVICES PROVIDED HEREUNDER BY A PARENT INDEMNITEE OR ANY PARENT CONTRACTOR TO THE EXTENT CAUSED BY A PARENT INDEMNITEE’S OR ANY PARENT CONTRACTOR’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 5.3    Express Negligence. THE INDEMNITY AND RELEASES IN THIS AGREEMENT ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE OR GROSS NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

Section 5.4    Insurance.

(a)

At all times during the Transition Period, the MLP agrees to maintain Commercial General Liability Insurance on an ISO or equivalent form in the amount of $25,000,000 for any one accident or occurrence (limits may be met by a combination of primary and excess policies). Additionally, the MLP will cause policies to include endorsements (a) naming Parent as an “Additional Insured” to the extent of the indemnity obligations assumed herein, and (b) with a waiver of subrogation in favor of Parent.

(b)

From and after the Closing until the renewal date for each Retained Policy as shown on Schedule 1.1-R to the Purchase and Sale Agreement, Parent agrees (i) to maintain the various Retained Policies and provide the MLP Entities access to the various Retained Policies in order to provide insurance coverage for any occurrences or alleged wrongful acts which occur during the Transition Period (regardless of when such occurrences or alleged wrongful acts may be reported), (ii) to remain responsible for fulfilling all financial obligations related to the Retained Policies, including, without limitation, the payment of all deductibles, costs of recovery, and other costs required to be paid, or incurred, with respect to any claims under the Retained Policies relating to any such occurrences or alleged wrongful acts which occurred during the Transition Period (“Retained Policy Costs”), and (iii) to notify the insurers of any claims related to any such occurrences or alleged wrongful acts which occurred during the Transition Period and to use commercially reasonable efforts to administer such claims and deliver to the MLP Entities the proceeds related to such claims (to the extent related to claims by or on behalf of the MLP Entities) for the life of the Retained Policies. On the first Business Day of each month, Parent will invoice the MLP for its portion of the premiums for the Retained Policies in accordance with Parent’s

12

past practices for allocating premiums between Parent and the MLP prior to the date of this Agreement, and the MLP shall pay to Parent such amounts no later than three (3) Business Days after receipt of such invoice. Parent may notify the MLP in writing of any Retained Policy Cost incurred by Parent, which shall be allocated in accordance with Parent’s past practices for allocating such costs between Parent and the MLP prior to the date of this Agreement, and the MLP shall, within three (3) Business Days following receipt of such notice, reimburse Parent for such Retained Policy Costs. From and after the Closing, the MLP Entities agree to promptly notify the insurers and Parent of any claims for any occurrences or alleged wrongful acts which occurred during the Transition Period (regardless of when such occurrences or alleged wrongful acts may be reported). Acquirer and the Compressco Entities shall procure insurance policies to replace the Retained Policies as soon as practicable following the Closing, but in no event later than the renewal date for each Retained Policy shown on Schedule 1.1-R to the Purchase and Sale Agreement, and shall provide Parent notice of any such replacement policy promptly after such policy is procured. Parent shall, within 14 days of receipt of such notice from Acquirer and/or the Compressco Entities, cancel (or remove the Compressco Entities from coverage under) the Retained Policy for which such replacement policy has been procured.

ARTICLE VI

CONFIDENTIALITY

Section 6.1    Confidentiality. During the term of this Agreement and for a period of two (2) years after the expiration or termination of this Agreement, each of Parent and the MLP (and their respective employees, agents, representatives and Affiliates) shall maintain in confidence (except as may be disclosed to the parties’ Affiliates, and its and their respective attorneys, auditors, subcontractors, providers, or other representatives who need to know such information in the course of the provision and receipt of the Services in accordance with the terms hereof) all proprietary and confidential business information of the other party hereto to which Parent or the MLP, as applicable, might become privy as a result of the transactions contemplated herein. No restrictions are placed upon a party hereto with respect to the use or disclosure of any such information that: (a) is or becomes within the public domain through no fault of the receiving party; (b) was legally acquired by the receiving party from an unaffiliated third party who had a right to convey the same without obligation of secrecy; (c) is developed independently without any reliance on the confidential information; or (d) is required to be disclosed by binding court order or other requirements of Law, provided that if the receiving party is requested to disclose any of the disclosing party’s confidential information pursuant to any legal or regulatory Proceeding, order, subpoena or request of any court of competent jurisdiction or any other competent Governmental Authority, the receiving party will to the extent reasonably practicable promptly notify the disclosing party of such order, unless prohibited by Law, so that the disclosing party, in its sole discretion, may seek an appropriate protective order and/or take any other action to prevent or minimize the breadth of such disclosure.

ARTICLE VII

FORCE MAJEURE

Section 7.1    Performance Excused. Performance of a Service shall be excused to the extent caused by any event or condition beyond the reasonable control of the party obliged to perform such performance, including acts of God, fire, labor, pandemic or trade disturbance, war, terrorism, civil commotion, compliance in good faith with

13

any Law (whether or not it later proves to be invalid), unavailability of materials, unusually bad weather or other event or condition whether similar or dissimilar to the foregoing (a “Force Majeure Event”).

Section 7.2    Notice. The party whose performance is affected by a Force Majeure Event will give prompt notice to the other of the occurrence of the Force Majeure Event and of its nature and anticipated duration.

Section 7.3    Cooperation. Upon the occurrence of a Force Majeure Event, if requested by the MLP, the parties shall cooperate with each other to find alternative means and methods for the provision of the affected Service to the MLP, at the sole cost of the MLP.

ARTICLE VIII

MISCELLANEOUS

Section 8.1    Relationship of the Parties. This Agreement is not intended to and shall not be construed as creating a fiduciary relationship, joint venture, partnership, relationship of trust or agency or other association within the meaning of the common law or under the laws of the state in which any party is incorporated, organized, or conducting business. It is the intent of the parties that with respect to performing the Services hereunder, Parent is an independent contractor, and shall provide the Services in accordance with the reasonable instructions provided by authorized representatives of the MLP, subject to the provisions of this Agreement.

Section 8.2    Construction Rules. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, unless otherwise provided to the contrary, (a) all references to days or months shall be deemed references to calendar days or months and (b) any reference to a “Section,” “Article,” “Exhibit” or “Schedule” shall be deemed to refer to a section or article of this Agreement or an exhibit or schedule to this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

Section 8.3    Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or sent by email or three (3) days after being mailed by certified or registered mail, return receipt requested, with

14

appropriate postage prepaid, and shall be directed to the address set forth below (or at such other address as such party shall designate by like notice):

(a)	if to Parent, to:

TETRA Technologies, Inc.

24955 Interstate 45 North

The Woodlands, Texas 77380

Attention: Elijio V. Serrano

Email: eserrano@tetratec.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: David Palmer Oelman

Email: doelman@velaw.com

(b)	if to the MLP, to:

Spartan Energy Partners LP

9595 Six Pines Drive, Suite 4000

The Woodlands, Texas 77380

Attention: Jonathan W. Byers

Email: jon.byers@spartanep.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Ryan J. Maierson

                 John M. Greer

Email:      ryan.maierson@lw.com

                 john.greer@lw.com

Section 8.4    Assignment, Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or delegated by the MLP or Parent (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that the foregoing shall in no way restrict the performance of a Service by an Affiliate of Parent or a third party as otherwise allowed hereunder.

Section 8.5    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the MLP, Parent, any Subsidiary or Affiliate of Parent providing Services hereunder, the indemnitees described in Section 5.2, or their respective successors or permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (except as so specified) shall be deemed a third-party beneficiary under or by reason of this Agreement.

15

Section 8.6    Amendment. No amendments, additions to, alterations, modifications or waivers of all or any part of this Agreement shall be of any effect, whether by course of dealing or otherwise, unless explicitly set forth in writing and executed by the parties hereto.

Section 8.7    Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The failure of any party to require performance of any provision of this Agreement shall not affect any party’s right to full performance thereof at any time thereafter. Unless otherwise specified herein, the rights and remedies provided in this Agreement are cumulative and the exercise of any one right or remedy by any party shall not preclude or waive its right to exercise any or all other rights or remedies.

Section 8.8    Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the MLP and Parent that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving the original intent and economic balance of the parties as reflected in the severed provision or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same economic objective.

Section 8.9    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on the parties. An executed counterpart signature page to this Agreement delivered by facsimile or other means of electronic transmission shall be deemed an original and shall be effective for all purposes as delivery of a manually executed counterpart.

Section 8.10    Governing Law.

(a)

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without giving effect to the conflicts of law principles thereof except to the extent that, pursuant to the Applicable Laws of the location in which any Service is performed, the local laws of such location are mandatorily applicable thereto, in which case, and to such extent, the laws of such location shall apply.

(b)

Each party hereby irrevocably submits to the exclusive jurisdiction of any state court in Harris County, Texas, or, if such court shall not have jurisdiction, any Federal court of the United States of America located in the State of Texas, in connection with any action, suit or other Proceeding brought in connection with the rights and obligations of the parties pursuant to this Agreement, and agrees that any such action, suit or other Proceeding may be brought in such court. Each party hereby irrevocably waives the

16

defense of an inconvenient forum to the maintenance of any such action or Proceeding. Each party further agrees to accept service of process out of any of the before mentioned courts in any such dispute by registered or certified mail addressed to the party at the address set forth in Section 8.3.

(c)

EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND WITH RESPECT TO ANY COUNTERCLAIM RELATED THERETO. PARENT AND THE MLP EACH HEREBY (I) CERTIFY THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.10.

Section 8.11    Further Assurances. From time to time, each party agrees to execute and deliver such additional documents, and will provide such additional information and assistance as any party may reasonably require to carry out the terms of this Agreement.

Section 8.12    Survival. The parties agree that ARTICLE I, ARTICLE V, ARTICLE VI, and ARTICLE VIII, and Section 2.5(e) and Section 2.5(e) will survive the termination of this Agreement and that any such termination shall not affect any obligation for the payment of (a) Services rendered prior to termination, and (b) any fees, costs and expenses for which the MLP remains obligated to pay under any Schedule.

[Signature page follows]

17

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TETRA TECHNOLOGIES, INC.

By:

Name:

Title:

Signature Page to Transition Services Agreement

CSI COMPRESSCO LP

By: CSI Compressco GP LLC, its general partner

By:

Name:

Title:

Signature Page to Transition Services Agreement